DATED MAY 12, 2014
SHARE PURCHASE AGREEMENT
BY AND AMONGST
CANCER GENETICS (INDIA) PRIVATE LIMITED
AND
RAMAKRISHNA VENKATASIVA MODALI
AND
NAGABHUSHANA SASTRY MODALI
AND
INVESTOR SHAREHOLDERS
AND
OTHER SHAREHOLDERS
AND
CANCER GENETICS, INC.
AND
BIOSERVE BIOTECHNOLOGIES (INDIA) PRIVATE LIMITED
AND
BIOSERVE BIOTECHNOLOGIES LTD.

TABLE OF CONTENTS

1.DEFINITIONS AND INTERPRETATION    4
2.SHAREHOLDING IN THE COMPANY    13
3.SALE AND PURCHASE CONSIDERATION    13
4.CONDITIONS PRECEDENT    14
5.TRANSFER COMPLETION    18
6.CONDITIONS SUBSEQUENT    20
7.WARRANTIES    20
8.INDEMNITY    21
9.INTERIM MANAGEMENT AND ACCESS    22
10.CO-OPERATION    25
11.NON COMPETE    25
12.GOVERNING LAW AND ARBITRATION    26
13.NOTICES    27
14.CONFIDENTIALITY    29
15.TERM AND TERMINATION    30
16.MISCELLANEOUS    30
SCHEDULE 1AS-1
SCHEDULE 1BS-1
SCHEDULE 1C    S-1
SCHEDULE 2A    S-2
SCHEDULE 2B    S-2
SCHEDULE 3A    S-3
SCHEDULE 3B    S-23
SCHEDULE 4    S-24
SCHEDULE 5    S-25
SCHEDULE 6    S-26
SCHEDULE 7    S-27
SCHEDULE 8    S-29
SCHEDULE 9    S-31
SCHEDULE 10    S-32

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is executed on this 12th day of May 2014,

BY AND AMONGST:

(1)
CANCER GENETICS (INDIA) PRIVATE LIMITED, a company currently under incorporation under the Indian Companies Act, 2013, and having its registered office at [●] (hereinafter referred to as “CGI”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the FIRST PART; and

(2)
Mr. RAMAKRISHNA VENKATASIVA MODALI, s/o [●], aged [●], resident of 3536 Rippling Way, Laurel MD, Maryland – 20724, United States of America (hereinafter referred to as “Mr. Modali”, which expression shall, unless the context otherwise requires, mean and include his heirs, successors, representatives, executors, administrators and permitted assigns); and, Mr. NAGABHUSHANA SASTRY MODALI, s/o [●], aged [●], resident of 11-4-322/18/A, Chilakalaguda, Secunderabad – 500061, Andhra Pradesh (hereinafter referred to as “Mr. Sastry”, which expression shall, unless the context otherwise requires, mean and include his heirs, successors, representatives, executors, administrators and permitted assigns); and

(3)
INVESTOR SHAREHOLDERS specified under SCHEDULE 1B (each an “Investor Shareholder” and collectively, the “Investor Shareholders”, which expression shall, unless the context otherwise requires, mean and include its successors, heirs, executors and administrators) of the THIRD PART; and

(4)
OTHER SHAREHOLDERS, specified under SCHEDULE 1C (each an “Other Shareholder” and collectively, the “Other Shareholders”, which expression shall, unless the context otherwise requires, mean and include its successors, heirs, executors and administrators) of the FOURTH PART; and

(5)
CANCER GENETICS, INC., a company duly incorporated under the laws of the State of Delaware, USA and having its registered office at Meadows Office Complex, 201 Route 17 North, 2nd Floor, Rutherford, NJ 07070, USA (hereinafter referred to as “CG Inc.”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the FIFTH PART; and

(6)
BIOSERVE BIOTECHNOLOGIES (INDIA) PRIVATE LIMITED, a private limited company incorporated under the Companies Act, 1956 having its registered office at 3-1-135/1A, CNR Complex, Mallapur Main Road, R.R. District, Hyderabad – 500076, India (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the SIXTH PART; and

(7)
BIOSERVE BIOTECHNOLOGIES LIMITED, a company duly incorporated under the laws of State of Maryland, USA and having its principal office at 9000 Virginia Manor Road, Suite 207, Beltsville, MD 20705, USA (hereinafter referred to as “BioServe USA”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the SEVENTH PART.

For the purposes of this Agreement:

a)
All references to CG India shall mean references to CG Inc. until CGI has been incorporated and thereafter, shall mean CGI. Once CG India is incorporated, it shall become a party to this Agreement; CG Inc. shall assign all its rights to purchase the shares under this Agreement to CGI prior to the Transfer Completion Date;

b)	Mr. Modali and Mr. Sastry shall hereinafter be collectively referred to as, the “Promoters” and individually as, a “Promoter”, as the context may so require.

c)
Mr. Sastry, the Investor Shareholders and the Other Shareholders shall hereinafter be collectively referred to as the “Selling Shareholders” or “Shareholders” and individually as, a “Selling Shareholder” or “Shareholder”.

d)	CGI, Promoters and the Selling Shareholders, CG Inc., Company and BioServe USA shall hereinafter be collectively referred to as “Parties” and individually, as a “Party”.

WHEREAS:

A.
The Company is engaged inter alia in the business of providing DNA synthesis, DNA sequencing and related services in India, molecular services and research tools to accelerate breakthroughs in genetics, drug discovery, biomarker research and molecular diagnostics, and, food pathogen testing and testing for genetically modified organisms in finished products (the “Business”);

B.
The present Authorized share capital of the Company, as on the Effective Date (as hereinafter defined) is INR 35,00,000/- (Indian Rupees Thirty Five Lakh only) divided into 3,50,000 (Three Lakh Fifty Thousand) Shares. The issued, subscribed and paid-up share capital of the Company, as on the Effective Date is INR 30,01,800/- (Indian Rupees Thirty Lakh One Thousand Eight Hundred only) divided into 3,00,180 (Three Lakh One Hundred and Eighty) Shares. The present shareholding pattern of Company is as set out in SCHEDULE 2A hereof;

C.
The Selling Shareholders own, in the aggregate, 2,33,962 (Two Lakh Thirty Three Thousand Nine Hundred and Sixty Two) fully paid up equity shares of the Company of par value of INR 10/- (Indian Rupees Ten Only) each, representing approximately 78% (Seventy Eight percent) of the total issued, subscribed and paid up share capital of the Company; and

D.
The Parties are desirous of entering into a share purchase arrangement to purchase the Sale Shares (as hereinafter defined) and in consideration of the transfer of the Sale Shares from the Selling Shareholders to CGI, CGI has agreed to pay the Purchase Consideration (as defined hereinafter) to the Selling Shareholders, based on the representations, warranties, covenants, undertakings, indemnities and on such terms and conditions as mutually agreed upon by the Parties under this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND INDEMNITIES SET FORTH IN THIS AGREEMENT, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY THE PARTIES, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions:

1.1.1.	“Act” means the Indian Companies Act, 1956 and/or Indian Companies Act, 2013, as the case may be, as amended, modified, replaced or supplemented from time to time;

1.1.2.
“Accounts” shall mean in relation to any Financial Year, the audited financial statements of the Company, comprising in each case, an audited balance sheet and the related audited statement of income for such Financial Year, together with the auditor’s report thereon and notes thereto;

1.1.3.	“Accounts Date” means March 31, 2014;

1.1.4.	“Act of Insolvency” means the occurrence of any one or more of the following with respect to the Company, any Promoter and/or any Selling Shareholder:

(a)
if the Company, any Promoter and/or any Selling Shareholder, or any part of their assets or undertaking, are involved in or subject to any Insolvency Proceedings, have stopped or suspended payment of their debts, become unable to pay their debts or otherwise become insolvent in any relevant jurisdiction or there are circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of their or any part of their assets or undertaking;

(b)
the Company, any Promoter and/or any Selling Shareholder, is unable to, or admits their inability to pay their debts as they fall due, or, by reason of actual or anticipated financial difficulties, commence negotiations with one or more of their creditors with a view to rescheduling any of their indebtedness, other than any rescheduling which is in the ordinary course of Business;

(c)	a declaration of insolvency, liquidation or bankruptcy by or of the Company, any Promoter and/or Selling Shareholder; or

(d)	any Action, being taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, bankruptcy, insolvency, winding-up, liquidation, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company, any Promoter and/or any Selling Shareholder;

(ii)
(without prejudice to paragraph (i) above) the declaration of such Company as a “sick industrial company” within the meaning of the Sick Industrial Companies (Special Provisions) Act, 1985 of India or any equivalent law pursuant to which a debtor may obtain protection from its creditors;

(iii)	a composition, compromise, assignment or arrangement with any creditor of such Company, Promoter and/or Selling Shareholder;

(iv)
the appointment of a liquidator, receiver, administrator, compulsory manager, provisional liquidator or receiver, or supervisor, or other similar officer in respect of the Company and/or any of its assets; or

(v)
enforcement of any security over any material assets of the Company which are equivalent to at least 15% (fifteen percent) of the aggregate Networth of the Company at the relevant time of such enforcement of security;

which, has not been stayed within 90 (ninety) Business Days and thereafter such stay being vacated within 180 (one hundred and eighty) Business Days of its initiation. For avoidance of doubt, it is clarified that a stay within the aforesaid 90 (ninety) Business Days would act only as a temporary suspension of Action being deemed as an Act of Insolvency, which however shall become effective forthwith only if such stay (i.e. a stay obtained within 90 (ninety) Business Days) is vacated to the prejudice of the Company, the Promoters and/or the Selling Shareholders or any Action contemplated in paragraph (d) of this definition is not vacated within the aforesaid 180 (one hundred and eighty) Business Days;

1.1.5.
“Action” means any claim, demand, litigation, petition, action, suit, investigation, inquiry, process, proceeding, mediation, arbitration, conciliation, enforcement proceeding, hearing, complaint, assessment, fine, penalty, judgment, order, injunction, decree or award (administrative or judicial);

1.1.6.
“Affiliate” with respect to any Party means any Person which, directly or indirectly, (a) Controls such Party, (b) is Controlled by such Party, or (c) is Controlled by the same Person who, directly or indirectly, Controls such Party;

1.1.7.
“Agreement” means this Share Purchase Agreement together with the schedules, annexures and exhibits thereto as from time to time made, amended, supplemented or modified from time to time in accordance with the terms hereof;

1.1.8.
“Applicable Law” means any Indian law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement, permit, license, authorization, approval or governmental requirement enacted, promulgated, entered into, agreed with or imposed by any governmental authority.

1.1.9.	“Articles of Association” or “Articles” means the articles of association of the Company and as subsequently amended from time to time;

1.1.10.
“Asset(s)” means any and all assets, properties, rights and interests of every kind, nature, specie or description whatsoever, whether movable or immovable, tangible or intangible, owned, leased and/ or used by the Company;

1.1.11.	“Board” means the board of directors of the Company as nominated and elected from time to time;

1.1.12.	“Book Value” shall mean the value at which an asset appears in the last audited balance sheet of the Company or, at the time any analogous procedure or step is taken;

1.1.13.	“Business” shall have the meaning as ascribed to it in Recital A above;

1.1.14.	“Business Day” means a day on which commercial banks are open for business in both Hyderabad, India and New York, United States of America;

1.1.15.	“Conditions Precedent” shall mean the conditions specified in Clause 4 of this Agreement, which are to be completed to the satisfaction of CGI;

1.1.16.
“Control” means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of more than 50% (fifty percent) of the voting power of such Person, or, through the power to appoint more than half of the members of the board of directors or similar governing body of such Person, through contractual arrangements, or otherwise; and the terms “Controlling” and “Controlled” shall be construed accordingly;

1.1.17.	“Confidential Information” has the meaning given to it in Clause 14 of this Agreement;

1.1.18.	“Dispute” has the meaning given to it in Clause 12.1;

1.1.19.	“Effective Date” shall mean the date of execution of this Agreement;

1.1.20.
“Encumbrances” shall mean pledges, security interest, mortgage, easement, claim, charges, options, liens, transfer restrictions, rights of first refusal, voting and receipt of income agreement, conditional sale or other title retention or non-disposal agreement, other easements, encroachments and title defects of every type and nature, or any other contract to give or to refrain from giving any of the foregoing whether voluntarily incurred or arising by operation of law or government regulation, including any agreement to give any of the foregoing in the future;

1.1.21.	“Financial Year” means in relation to the Company, a period in respect of which the Company, prepares audited accounts;

1.1.22.	“Fixed Assets” means the assets classified as fixed assets under the balance sheet of the Company, in accordance with the Indian GAAP, as on the Execution Date;

1.1.23.	“Fundamental Warranties” shall have the meaning ascribed to it as per Clause 8.6;

1.1.24.	“Investor Shareholders” means collectively the list of Persons stated in SCHEDULE 1B;

1.1.25.	“Indemnity Event” shall mean the events specified in SCHEDULE 8 of this Agreement;

1.1.26.	“Indemnified Parties” shall have the meaning given to it in Clause 8.1 of this Agreement;

1.1.27.
“Indian GAAP” means the Indian generally accepted accounting principles promulgated by the Institute of Chartered Accountants of India, together with its pronouncements thereon from time to time, and applied on a consistent basis, in respect of any company, as applicable in India;

1.1.28.	“INR” shall mean the lawful currency of the republic of India;

1.1.29.
“Insolvency Proceedings” means any form of or procedure related to, insolvency, bankruptcy, liquidation, receivership or administratorship, including any form of winding-up, arrangement or scheme with creditors, moratorium, interim or provisional supervision by any relevant authority;

1.1.30.
“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trademarks, domain names and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

1.1.31.
“Investor Consideration” shall mean the portion of the Purchase Consideration, due and payable to the Investor Shareholders pursuant to this Agreement and determined in accordance with Clause 3.2.3 and SCHEDULE 10;

1.1.32.	“Key Employees” shall mean the specified and identified Persons as stated in SCHEDULE 6 of this Agreement;

1.1.33.	“Licence” means any authorisation, licence (including but not limited to statutory licence), registration, permit, approval, consent, no-objection or permission;

1.1.34.	“Long Stop Date” means ninety (90) days from the Effective Date or such other date that is mutually agreed, in writing, upon between the Parties;

1.1.35.
“Losses” shall mean any loss, damage, deficiency, demand, liability, claims, actions, judgments, or causes of action, assessments, interests, fines, penalties, diminution in value and/or other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and expenses);

1.1.36.
“Material Adverse Effect” means any change, event or development or effect that would be (or could reasonably be expected to be) materially adverse to: (i) the business, operations, assets, condition (financial or otherwise), operating results, operations, valuation or prospects of the Company, and/or (ii) the validity, legality or enforceability of this Agreement or of the rights or remedies of CGI under this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change, occurrence, fact or effect resulting from or relating to: (i) changes in the general economic conditions or political climate in India or any region in which the Company operates; (ii) changes in the Indian, or global, financial or commodity markets; (iii) changes generally applicable to the Company’s industry, including changes in the accounting principles and practices and the laws applicable to the Business; and (iv) natural disasters, labour unrest, strikes, acts of war, terrorism, sabotage and other “acts of God,” unless with respect to clause (iii) and (iv) such changes disproportionately impact the Company.

1.1.37.
“Material Contract” means any contract (i) to which the Company is or becomes a party, and which, (ii) in case of the Company, whether by reason of its nature, term, scope, price or otherwise, is of importance to the business profits or Assets of the Company in excess of INR 50,00,000/- (Indian Rupees Fifty Lakh only);

1.1.38.	“Memorandum” or “Memorandum of Association” means the memorandum of association of the Company and as subsequently amended from time to time;

1.1.39.	“Networth” shall mean the difference between the assets and the liabilities (other than the paid-up capital) of the Company at Book Value;

1.1.40.	“Other Shareholders” means collectively the list of Persons stated in SCHEDULE 1C;

1.1.41.
“Other Shareholder Consideration” shall mean an amount equal to INR 23,29,250 (Indian Rupees Twenty Three Lakh Twenty Nine Thousand Two Hundred and Fifty Only), being the consideration, paid by CGI to the Other Shareholders for the sale and transfer of their portion of the Sale Shares in accordance with the terms and conditions of this Agreement. Each Other Shareholder shall receive such portion of the Other Shareholder Consideration, as specified in SCHEDULE 1C;

1.1.42.
“Person” means any person, individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization or other entity or organization, as well as any syndicate or group, or an agency or instrumentality thereof and/or any other legal entity;

1.1.43.
“Promoter Consideration” shall mean an amount equal to INR 35,81,550 (Indian Rupees Thirty Five Lakh Eighty One Thousand Five Hundred and Fifty Only), being the consideration, paid by CGI to Mr. Sastry for the sale and transfer of his portion of the Sale Shares in accordance with the terms and conditions of this Agreement. Mr. Sastry shall receive the Promoter Consideration, as specified in SCHEDULE 1A;

1.1.44.
“Property Contract” means any contract executed or to be executed by the Company (as may be contextually applicable) with the relevant owner of the property evidencing the right of the Company to use such real property;

1.1.45.
“Purchase Consideration” shall mean an amount equal to the sum of the Promoter Consideration, the Other Shareholder Consideration and the Investor Consideration, being the aggregate consideration, paid by CGI to the Selling Shareholders for the sale and transfer of the Sale Shares in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, each Selling Shareholder shall receive such portion of the Purchase Consideration, as specified in SCHEDULE 2A;

1.1.46.	“RBI” means the Reserve Bank of India;

1.1.47.
“Real Property” includes land (whether or not owned separately from the surface), buildings or parts of buildings (whether the division is horizontal, vertical or made in any other way), premises, structures, erections and fixtures situated or forming a part of any of the foregoing and a right, privilege or benefit in, over or derived from land and any other immovable properties of any nature whatsoever;

1.1.48.	“Registrar of Companies” means for the Company, the registrar of companies situated at Hyderabad, Andhra Pradesh, as maybe contextually applicable;

1.1.49.
“Related Parties” means the Promoters and the Selling Shareholders, each of the Promoters and the Selling Shareholder connected Persons and each “related party” (as understood under Indian Companies Act, 2013 and Indian GAAP) of the Promoters and the Selling Shareholders and each of the Promoters and the Selling Shareholder connected Persons (or such one or more of them as the context may require), and Related Party means any of them;

1.1.50.
“Sale Shares” shall collectively mean 1,58,962 (One Lakh Fifty Eight Thousand Nine Hundred and Sixty Two) Shares being the aggregate number of Shares proposed to be sold by the Selling Shareholders to CGI pursuant to the provisions of this Agreement. For the avoidance of doubt, each Selling Shareholder shall sell such number of Shares, individually held by it, as specified in SCHEDULE 2A;

1.1.51.	“Shares” shall mean the fully paid-up equity shares of the Company of face value INR 10/- (Indian Rupees Ten Only) each;

1.1.52.
“Tax” or collectively ‘Taxes’ shall mean (i) any and all taxes imposed by any governmental body, assessments and other governmental charges, duties, impositions and liabilities, including sales tax, excise duties, value added tax, other taxes based upon or measured by gross receipts, income, profits, use and occupation, ad valorem, transfer, franchise, withholding, payroll, employment and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity or a transferor;

1.1.53.
“Transaction Documents” shall mean this Agreement, the Stock Purchase Agreement entered into between CG Inc. and BioServe USA on May 12, 2014, ESOP Trust Transfer Agreement and other ancillary agreements entered into between CGI and the Company, the Promoters and/or the Selling Shareholders pursuant to this Agreement;

1.1.54.	“Transfer Completion Date” shall have the meaning ascribed to it in Clause 4.2.4 of this Agreement;

1.1.55.	“Warranties” mean the representations and warranties on the part of the Promoters and the Selling Shareholders, as contained in SCHEDULE 3A;

1.2.	Interpretation:

1.2.1.
Any references to a person means any natural person, Hindu undivided family, limited or unlimited liability company, body corporate, corporation, partnership (whether limited or unlimited), proprietorship, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under Applicable Law;

1.2.2.
Any references to Applicable Law means any statute, law, enactment, regulation, ordinance, policy, treaty, rule, judgment, notification, rule of common law, order, decree, bye-law, Licence, directive, guideline, requirement or other governmental or regulatory restriction or condition, or any similar form of decision of, or determination by, or interpretation of, having the force of law of any relevant authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or thereafter, in any jurisdiction and includes any practice or custom under any Applicable Law;

1.2.3.
Any references to relevant authority means any government, or any governmental, non-governmental, legislative, executive, administrative, fiscal, judicial or regulatory, authority, body, board, ministry, department, commission, tribunal, agency, instrumentality or other person exercising legislative, executive, administrative, fiscal, judicial or regulatory functions (including any court, tribunal, mediator or arbitrator of competent jurisdiction), having jurisdiction over the matter in question, whether as of the date of this Agreement or thereafter, in any jurisdiction or political sub-division and includes any relevant taxation authority;

1.2.4.
Any references to relevant taxation authority means any relevant authority having jurisdiction over or responsibility with respect to, the administration, assessment, determination, collection or imposition of any Tax;

1.2.5.	Any references to an individual includes his heirs, executors, administrators, estate and personal representatives;

1.2.6.	Any references to a Party to this Agreement includes references to the Affiliates, successors and permitted assigns of that Party as may be contextually applicable;

1.2.7.	The words including and include shall mean including without limitation and include without limitation, respectively;

1.2.8.	Any reference importing a gender includes the other gender;

1.2.9.	Any reference to INR is to Indian rupees and any reference to US$ or USD is to United States dollars;

1.2.10.	Any reference to writing includes typing, printing and any form of electronic communication;

1.2.11.	Any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;

1.2.12.	Any references to a company’s issued share capital shall include equity shares as well as preference shares issued by that company;

1.2.13.	Words importing the singular include the plural and vice versa;

1.2.14.
Any reference to the shareholding of a company on an As Converted Basis refers to the shareholding pattern of that company at the relevant point in time and shall be calculated after taking into account all the issued and outstanding shares of that company, including preference shares, and all outstanding options, warrants, convertible debentures, employee stock options, if any, from time to time and all other convertible securities of that company as if all such options, warrants, convertible debentures and all other convertible securities were converted to equity shares at that point in time and such calculation shall take into consideration all share splits, bonus issuances, etc. if any.

1.2.15.	In this Agreement, any reference, express or implied, to an enactment includes:

(a)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the signature of this Agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)
any subordinate legislation made (before, on or after the signature of this Agreement) under any enactment, as re-enacted, amended, extended or applied as described in Clause 1.2.15(a) above, or under any enactment referred to in Clause 1.2.15(b) above.

1.2.16.	In this Agreement, unless the contrary intention appears, a reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement.

1.2.17.	The headings in this Agreement do not affect its interpretation

2.	SHAREHOLDING IN THE COMPANY

2.1.	As on the Effective Date and immediately prior to the Transfer Completion Date, the shareholding of the Company on an As Converted Basis is as described in SCHEDULE 2A.

3.	SALE AND PURCHASE

3.1.
Sale and Purchase of the Sale Shares. Subject to the terms and conditions contained herein (including the fulfillment of the Conditions Precedent to the satisfaction of CGI) and based upon and relying on the Warranties offered by the Promoters and the Selling Shareholders on the Effective Date and on the Completion Date, the Selling Shareholders shall sell and transfer to CGI, the Sale Shares, free and clear of all Encumbrances and CGI hereby agrees to acquire from the Selling Shareholders, all the Selling Shareholders’ rights, title and interest in and to the Sale Shares, free and clear from any and all Encumbrances, for such Purchase Consideration as mentioned in Clause 3.2 below; Provided that, if the Company’s debt exceeds USD150,000 (or its equivalent in Indian Rupees) then, in such an event the Purchase Consideration shall be reduced by such excess amount dollar for dollar. For the avoidance of doubt, the reduction in the Purchase Consideration, as payable to each Selling Shareholder, shall be in proportion to their shareholding in the Company as of the Effective Date.

3.2.	Payment of Purchase Consideration.

3.2.1.
In consideration for the sale and transfer of their respective Sale Shares, the Promoters shall be entitled to such portion of the Promoter Consideration, proportionate to their respective holding in the Sale Shares (as specified in SCHEDULE 1A), which shall be paid in cash by CGI in the following manner:

(e)	75% of the Promoter Consideration, payable to each Promoter, shall be paid by CGI to such shareholder at the time of transfer on the Transfer Completion Date;

(f)	25% of the Promoter Consideration, payable to each Promoter, shall be withheld by CGI, as security for any potential indemnity obligations, and shall be paid to such shareholder as follows:

(i)	12.5%, after a period of twelve (12) months from the Transfer Completion Date; and

(ii)	Remaining 12.5%, after a period of eighteen (18) months from the Transfer Completion Date.

3.2.2.
In consideration for the sale and transfer of their respective Sale Shares, the Other Shareholders shall be entitled to such portion of the Other Shareholder Consideration, proportionate to their respective holding in the Sale Shares, (as specified in SCHEDULE 1C), which shall be paid in cash by CGI in the following manner:

(a)	75% of the Other Shareholder Consideration, payable to each Other Shareholder, shall be paid by CGI to such shareholder at the time of transfer on the Transfer Completion Date;

(b)
25% of the Other Shareholder Consideration, payable to each Other Shareholder, shall be withheld by CGI, as security for any potential indemnity obligations, and shall be paid to such shareholder as follows:

(i)	12.5%, after a period of twelve (12) months from the Transfer Completion Date; and

(ii)	Remaining 12.5%, after a period of eighteen (18) months from the Transfer Completion Date.

3.2.3.
In consideration for the sale and transfer of their respective Sale Shares, each Investor Shareholder shall be entitled to such portion of the Purchase Consideration, as Investor Consideration, proportionate to their respective holding in the Sale Shares (as specified in SCHEDULE 1B). The Investor Shareholders shall be paid in the manner as specified in SCHEDULE 10.

3.3.
Transfer of the ESOP Trust. Subject to the Applicable Laws and in compliance thereof, the Company, the Promoters and/or the Selling Shareholders shall transfer the absolute legal control of the ‘BioServe India (ESOP) Trust’ created under ESOP Trust Deed dated October 12, 2005 to CGI. The Company, the Promoters and/or the Selling Shareholders shall procure and/or perform all necessary actions, registrations, approvals, resolutions and execute all necessary documents to give full effect to, and ensure the effective transfer of the control of the said trust to CGI.

3.4.
Transfer of Shares of BioServe USA. As part of the sale and purchase transaction contemplated under this Agreement and simultaneous thereto, BioServe USA shall sell and transfer all the Shares held by it in the Company to CG Inc. on such terms and conditions, as may be agreed upon between BioServe USA and CG Inc. in the Stock Purchase Agreement entered into on the even date.

3.5.
Following the completion of the above actions and the sale and transfer of the Sale Shares to CGI, the shareholding of the Company on an As Converted Basis shall be as described in SCHEDULE 2B, with CGI Inc. owning (or controlling through the ESOP trust), 100% (Hundred percent) of the shareholding in CGI.

4.	CONDITIONS PRECEDENT

4.1.
The Parties agree that the purchase and acquisition of the Sale Shares by CGI, in the manner provided herein, is conditional upon - (i) the fulfillment of the following conditions to the satisfaction of CGI, unless specifically waived in writing by CGI; and (ii) all the Warranties continue to be true and correct on the Effective Date and the Completion Date (“Conditions Precedent”). The Conditions Precedent are as follows:

4.1.4.
The Company, the Promoters and the Selling Shareholders shall have duly completed all prior internal share transfers in full compliance with all Applicable Laws, regulations and requirements. The Company, Promoters and the Selling Shareholders shall provide to CGI all related documentation to evidence the full and final completion of all such prior share transfers, to the satisfaction of CGI.

4.1.5.	The transfer of the legal control of the ESOP Trust to CGI, as mentioned in Clause 3.3;

4.1.6.	The simultaneous transfer of the Shares of the Company owned by BioServe USA to CG Inc. as mentioned in Clause 3.4 above;

4.1.7.
The simultaneous buy-back by the Company of 75,000 (Seventy Five Thousand) Shares held by Mr. Sastry in the Company. Mr. Sastry shall require the Company to buyback 75,000 (Seventy Five Thousand) Shares held by him in the Company at a price per Share equal to INR 100/- (Indian Rupees One Hundred only) (the “Buyback Price”). Upon Mr. Sastry offering such Shares to the Company, the Company shall be obliged to buyback such offered Shares at the Buyback Price and complete all necessary payments of the Buyback Price and all other formalities and actions in connection therewith.

4.1.8.
The Company and the Promoters and the Selling Shareholders shall undertake all corporate and other procedures which are required under Applicable Law in connection with this Agreement and the transactions contemplated herein:

4.1.9.	The passing of the following Board resolutions in accordance with the Act and the Articles of Association:

(a)	approving, initiating and authorizing the execution of the Agreement in a form and substance satisfactory to CGI and the performance of the transactions contemplated therein; and

(b)	approval for the transfer of Sale Shares, pursuant to the terms of this Agreement.

4.1.10.
The non-resident Selling Shareholders signing a consent letter, in the form and content as specified in SCHEDULE 4, consenting to transfer their proportionate Sale Shares to CGI indicating the number of shares proposed to be transferred by each non-resident Selling Shareholder for consideration as specified in Clause 3.2;

4.1.11.
The Company providing a certified true copy of the shareholding pattern of the Company on its letterhead, post transfer by the Selling Shareholders to CGI, in the form and content specified in SCHEDULE 5;

4.1.12.
The Promoters and the Selling Shareholders and/or the Company providing any other documents to CGI as may be required by the authorized dealer for completing the transaction including the sale and purchase of the Sale Shares;

4.1.13.	Key Employees of the Company having executed employment agreements, on substantially such terms and conditions as set forth in SCHEDULE 6;

4.1.14.	No event having occurred which, in the reasonable opinion of CGI, has or may have a Material Adverse Effect;

4.1.15.	The Promoters, the Selling Shareholders and the Company shall procure a certificate from a certified chartered accountant indicating that the balance sheet of the Company consists of the following:

(a)	The working capital in the Company is USD 150,000 (United States Dollars One Hundred and Fifty only) as per the balance sheet of the most recent updated financial statements of the Company;

(b)
Fixed Assets comprising key laboratory equipment needed for the research and development of the technology, valued at no less than INR 4,67,91,877/- (Indian Rupees Four Crore Sixty Seven Lakh Ninety One Thousand Eight Hundred and Seventy Seven);

(c)	Tangible and intangible assets reflecting the intellectual property needed for the business;

(d)	No debt, lending or any hidden liabilities; and

4.1.16.
Obtaining all necessary approvals (statutory or otherwise) required for consummation of the transaction proposed under the Agreement including but not limited to approvals from the RBI and the Foreign Investment Promotion Board (as may be applicable);

4.1.17.	Fulfillment of the additional conditions specified in SCHEDULE 7 hereof.

4.1.18.
Mr. Modali shall have entered into and executed an employment agreement with CGI. As consideration thereof, CG Inc. shall issue to Mr. Modali, 22,683 shares of common stock in CG Inc. The specific terms and conditions of such issuance and exercise shall be as detailed in the employment agreement or such other separate agreement executed between the parties.

4.2.	CP Completion Notice:

4.2.1.
The Promoters, the Selling Shareholders and the Company shall forthwith upon satisfaction of the Conditions Precedent specified in Clause 4.1 above (which shall not, in any event, be later than 60 (sixty ) days from the Effective Date), give CGI a written notice of the same (“CP Completion Notice”), and provide all supporting documents, as applicable and/ or requested by CGI.

4.2.2.
On the date of the CP Completion Notice, the Promoters, the Selling Shareholders and the Company shall deliver or cause to be delivered to CGI, written confirmation from the Promoters, the Selling Shareholders and the Company that as on the date of the CP Completion Notice:

(a)	no event has occurred which has or may have a Material Adverse Effect; and

(b)	the Warranties are true, accurate and complete and that they are not aware of any matter or thing which is in breach of, could possibly breach or be inconsistent with any of the Warranties.

4.2.3.	On receipt of the CP Completion Notice, CGI, through its advisors/counsel, shall then satisfy itself as to the fulfillment of the Conditions Precedent.

4.2.4.
The Promoters, the Selling Shareholders and the Company shall co-operate and provide all information and assistance to CGI and/or its advisors and authorized representatives to enable them to verify the documents provided by the Company. In the event CGI is satisfied with the fulfillment of all the Conditions Precedent, CGI shall intimate in writing to the Company of a date, which shall not be later than 30 (thirty) Business Days of the issue of CP Completion Notice. The date so indicated by the CGI shall be referred to as “Transfer Completion Date”.

4.3.
Waiver or Conditions Subsequent: CGI may waive all or any of the Conditions Precedent at any time by a notice in writing to the Company, subject to such conditions which CGI may deem fit. Alternatively, CGI may, in its sole discretion, decide to convert any Conditions Precedent into a Condition Subsequent by written notice thereof to the Company.

4.4.	Obligations of the Company, the Promoters and the Selling Shareholders:

4.4.1.
The Company, the Promoters and the Selling Shareholders shall use their respective best endeavors to ensure that the Conditions Precedent shall be fulfilled as soon as possible, but in no event later than the Long Stop Date.

4.4.2.
If at any time, the Company, any Promoter or Selling Shareholder becomes aware of a fact or circumstance that might prevent any of the Conditions Precedent from being satisfied, it shall immediately inform CGI in writing of the same.

5.	TRANSFER COMPLETION

5.1.	Venue and Time of Transfer Completion:

5.1.5.	The completion of the purchase and transfer shall take place at the time and place mutually agreed upon by the Parties on the Transfer Completion Date (“Transfer Completion”).

5.1.6.
As on the Transfer Completion Date, the following transactions shall have already taken place, or shall take place simultaneously with the Transfer Completion, and no such transactions shall be consummated unless all transactions are consummated:

(a)	The completion of the transfer of the Shares of BioServe USA held in the Company to CG Inc., as mentioned in Clause 3.4 above;

(b)	The completion of the buy-back of the 75,000 (Seventy Five Thousand) Shares held by Mr. Sastry in the Company, as mentioned in Clause 4.1.4.

(c)	The Company, the Promoters and the Selling Shareholders shall deliver the following documents to CGI and/ or their authorized representatives, as they may direct:

(i)
A certificate signed by each of the Promoters and the Selling Shareholders to the effect that the Warranties contained in this Agreement, continue to be true and correct as on the Transfer Completion Date with the same effect as though such Warranties have been made as of such date and that all approvals, consents, authorizations from the statutory and/or regulatory authorities in India that are required for consummation of the transaction contemplated herein have been obtained and where required declarations and/or filings have been made with such statutory and/or regulatory authorities;

(ii)
A certificate signed by the Promoters and the Selling Shareholders to the effect that no existing or imminent Material Adverse Effect has taken place or is reasonably expected to take place in relation to or in connection with the business of the Company;

(iii)	The Selling Shareholders shall deliver to CGI, the original share certificates in respect of the Sale Shares and signed and stamped share transfer forms for the transfer of the Sale Shares.

(iv)
Company Secretary’s Certificate. The Company, the Promoters and/or the Selling Shareholders shall provide to CGI, a certificate from its company secretary certifying that the Shares of the Company are held in the manner set out in SCHEDULE 2A hereto as on the Transfer Completion Date prior to the Transfer Completion, and that no Shares other than those set out in SCHEDULE 2A are subscribed to, issued or outstanding as on the Transfer Completion Date.

(d)	Documents pertaining to Form FC-TRS.

(i)
The non-resident Selling Shareholders shall deliver to CGI all the necessary documents which are required to be signed by non-resident Selling Shareholders and to be submitted by CGI with their authorized dealer along with the Form FC-TRS or such other form as may be required under Applicable Law, for the transfer of their respective Sale Shares to CGI;

(ii)
The Company shall procure and deliver the other documents to be filed with the Form FC-TRS, such as (A) the certificate from the chartered accountant certifying the valuation of the Shares as per the Discounted Cash Flow Method; and (B) the certificate from a company secretary with regard to the shareholding pattern of the Company.

5.1.7.	The Company shall, upon delivery of the aforesaid documents toCGI and subject to Clause 5.1.2, immediately convene a meeting of the Board, wherein the Board shall pass the necessary resolutions:

(a)	approving and recording the transfer of the Sale Shares from the Selling shareholders to CGI; and

(b)
authorizing necessary entries in its statutory registers (including the register of members and register of share transfers) to record the sale and purchase of Sale Shares from the Selling Shareholders to CGI in the manner contemplated under this Agreement.

5.1.8.
The Company shall immediately after approving the board resolutions as specified in Clause 5.1.3 above, (i) update its register of members and register of share transfers, in each case, to record the sale and purchase of Sale Shares from the Selling Shareholders to CGI in the manner contemplated under this Agreement; and (ii) endorse the name of CGI on the relevant share certificates of the Sale Shares being transferred by the Selling Shareholders.

5.2.
All proceedings to be taken and all documents to be executed and delivered by the Parties at the Transfer Completion Date shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

6.	CONDITIONS SUBSEQUENT

6.1.
At any time on or after, but no later than 30 (thirty) days from the Transfer Completion Date, the relevant forms for CGI, if any, shall be filed with the concerned regulatory authorities including inter alia the Registrar of Companies and the RBI in accordance with the provisions of the Applicable Laws.

7.	WARRANTIES

7.1.
The Promoters and the Selling Shareholders represent and warrant, on a joint and several basis, to CGI that all of the Warranties contained in SCHEDULE 3A are complete, true and accurate and not misleading as of the Effective Date of this Agreement and shall continue to be complete, true and accurate and not misleading as on the Transfer Completion Date.

7.2.
CGI represents and warrants to the Promoters and the Selling Shareholders and the Company that all of the CGI Warranties contained in SCHEDULE 3B are complete, true and accurate in all material respects and not misleading as of the date of execution of this Agreement and shall continue to be complete, true and accurate and not misleading as on the Transfer Completion Date.

7.3.
The Promoters and the Selling Shareholders or CGI, as the case may be, shall procure that no actions are performed or action omitted by the Promoters and the Selling Shareholders or the Company, or by CGI, as the case may be, which would result in any of the Warranties or CGI Warranties, as the case may be, being breached or rendered false, inaccurate or misleading.

7.4.
Each of the Warranties is separate and independent and, except as expressly provided in this Agreement, is not limited by: (a) reference to any other Warranty, and (b) any other provision of this Agreement, and no, imputed or constructive knowledge shall be attributed to CGI whether before or after the Transfer Completion Date, with respect to the accuracy or inaccuracy of any Warranty.

7.5.
The Promoters and the Selling Shareholders acknowledge that CGI has entered into this Agreement and agreed to acquire the Sale Shares on the basis that the Warranties are complete, true and accurate as on the Effective Date of this Agreement as well as the Transfer Completion Date, and nothing contained in the Warranties is/ will be misleading or designed to create an inaccurate or false picture as on the Effective Date of this Agreement and/ or the Transfer Completion Date.

7.6.
The Promoters and the Selling Shareholders undertake to notify CGI in writing promptly if they become aware of any fact, matter or circumstance (whether existing on or before the date of this Agreement or arising afterwards) which would cause any of the Warranties given by them, to become untrue or inaccurate or misleading in any material respect.

7.7.
CGI undertakes to notify the Company, the Promoters and the Selling Shareholders in writing, promptly, if it becomes aware prior to the Transfer Completion Date of any fact, matter or circumstance (whether existing on or before the date of this Agreement or arising afterwards) which would cause any of the CGI Warranties given by it, to become untrue or inaccurate or misleading in any material respect.

8.	INDEMNITY

8.1.
The Promoters and the Selling Shareholders shall jointly and severally indemnify, defend and hold harmless CGI, its Affiliates, and their respective employees, officers, directors, agents and managers, or if so desired by CGI, the Promoters and the Selling Shareholders shall indemnify the Company (the “Indemnified Parties”), from and against any and all Losses, incurred or suffered by CGI, directly or indirectly based upon, as a result or arising out of, or in relation to or otherwise in respect of, the Indemnity Events. The Parties acknowledge that any Losses whatsoever, incurred or suffered by the Company shall be deemed to be any such Losses (as the case may be) incurred or suffered by CGI for the purpose of this Clause 8; provided, however, that the nature of the indemnification obligation, with respect to the ownership of the Shares and securities, shall be several and not joint.

8.2.
The right to indemnification under this Clause 8, shall not be affected or treated as qualified by any investigation or due diligence conducted by or on behalf of CGI into the affairs of the Company or any actual, imputed or constructive knowledge acquired or capable of being acquired (whether pursuant to the due diligence or otherwise) at any time by or on behalf of CGI, whether before or after the Transfer Completion Date, with respect to the accuracy or inaccuracy of any Warranty, or compliance or non-compliance with any obligation, undertaking, representation, covenant or agreement of any of the Warrantors under this Agreement, and no such investigation, due diligence or knowledge shall prejudice any claim for breaches of Warranty.

8.3.
The Promoters and the Selling Shareholders shall be solely liable for their indemnification obligations under this Clause 8 and shall not (and hereby waive any right to) seek contribution, indemnification or any other remedy from or against the Company in respect of any amounts that may be paid or may be payable by the Promoters and the Selling Shareholders to CGI under the terms of this Agreement.

8.4.
The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies they may have at Applicable Law or in equity or otherwise, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

8.5.
Notwithstanding any provision to the contrary, CGI shall not assume, in any manner, any responsibility or liability, whatsoever, in respect of the Business and its operations or activities, relating to the period prior to the Transfer Completion Date and any liability which may arise after the Transfer Completion Date but relates to any act prior to the Transfer Completion, including failure to comply with Applicable Laws and/or to make requisite filings with authorities and/ or failure to obtain requisite approvals, in respect of the Company before the Transfer Completion Date.

8.6.
Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the maximum aggregate liability of the Promoters and the Selling Shareholders to CGI, CG Inc. or any other Indemnified Party, in respect of any or all claims for any Losses pursuant to the Warranties shall not exceed an amount of USD 750,000 (United States Dollars Seven Hundred and Fifty Thousand Only). Further, liability for any Losses pursuant to the Fundamental Warranties shall not exceed the amounts received by any Party hereunder (including Mr. Modali and BioServe USA); Provided however, the liability of the Promoters and the Selling Shareholders to CGI in respect of any or all claims for any Losses arising out of, or as a result of, any fraud, gross negligence, wilful misconduct or misrepresentation, or breach or violation of any Fundamental Warranties pertaining to the ESOP Trust, all Tax obligations or liabilities, and title over the Shares and Assets shall remain uncapped at all times. For the purposes of this Clause 8, the term Warranties shall mean warranties other than the Fundamental Warranties, and the term Fundamental Warranties shall mean and include the Warranties stated in SCHEDULE 3A of this Agreement under the heads of – (Particulars of the Company, paragraph 1); (Constitutional and Corporate Documents, paragraphs 5, 8 and 9); (Actions, paragraph 21); (Insolvency, paragraph 26); (Position since Accounts Date, paragraph 6(j) ); (Indebtedness, loans and bank accounts, paragraphs 10 and 11); (Dividends and distributions, paragraph 19); (Contracts and commitments, paragraphs 1(n), 1(o) and 1(p) ); (Ownership of assets, paragraph 10); (Taxation, all); (Employees ‑ compensation for loss of office, paragraph 24); (Tax avoidances, paragraph 27) and (Compliance with Labour Laws, paragraph 24).

9.	INTERIM MANAGEMENT AND ACCESS

9.1.
During the period beginning from the Effective Date of this Agreement and continuing until the Transfer Completion Date, the Company shall, and the Promoters and the Selling Shareholders shall cause the Company to carry on its business in the usual, regular and ordinary course in substantially the same manner as was heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such businesses, to use its best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving their goodwill and ongoing businesses at the Transfer Completion Date. Further, CGI and/or CG Inc. shall, upon request, make available resources to the Company for consultation review and guidance to the Company’s finance and marketing for the purpose of its ongoing business.

9.2.
If the Company debt (as of the Effective Date) is less than USD 150,000, then CGI (and/or CG Inc.) shall provide the Company, as working capital, an amount equal to the difference between the Company debt and USD 150,000 pursuant to a note in a mutually agreeable form.

9.3.
The Promoters and the Selling Shareholders shall cause the Company to provide to CGI and its officers, agents, advisors, consultants and other representatives reasonable access to (i) the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law and other applicable confidentiality restrictions) of the Company as CGI may request, and (iii) executive employees of the Company. The Promoters and the Selling Shareholders shall cause the Company to provide such information within 7 (seven) days of CGI making a request for the same.

9.4.
Pending the Transfer Completion, and except with the written consent of CGI, the Promoters and the Selling Shareholders shall not do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or be likely to result) in a breach of any of the Warranties at the Transfer Completion.

9.5.	During the period from the Effective Date and continuing until Transfer Completion Date, the Company, the Promoters and/or the Selling Shareholders shall not, without the prior written consent of CGI:

9.5.1.
solicit, encourage, entertain, initiate or participate in any inquiry, negotiations or discussions or enter into any agreement with respect to any offer or proposal to, acquire any material portion of the business of the Company (an “Acquisition Proposal”);

9.5.2.	assist or cooperate with any Person to make any Acquisition Proposal;

9.5.3.	solicit, negotiate or enter into any agreement with any Person or provide any information with respect to an Acquisition Proposal;

9.5.4.
In the event the Company, the Promoters or the Selling Shareholders receive, prior to the Transfer Completion Date, any Acquisition Proposal, the Company, the Promoters or the Selling Shareholders receiving such Acquisition Proposal shall immediately suspend any discussions with such offer or party with regard to such Acquisition Proposal and inform CGI as to any such Acquisition Proposal, including information as to the principal terms of such Acquisition Proposal or request, as the case may be, and any other information that CGI may reasonably request in this regard;

9.5.5.	maintain a minimum working capital amount of USD 150,000 (or its equivalent in Indian Rupees) in the Company;

9.5.6.
sell, license or transfer to any Person any rights to any Intellectual Property or enter into any agreement with respect to Intellectual Property with any Person outside of the ordinary course of business;

9.5.7.	dispose of or create or allow to subsist any Encumbrance over, any part of its Assets;

9.5.8.	grant, issue or redeem any Encumbrance or give any guarantee;

9.5.9.	amend or change its Articles and/or Memorandum of Association in any manner whatsoever;

9.5.10.	borrow any money of an amount exceeding INR 5,00,000/- (Indian Rupees Five Lakh Only) (except borrowings from its bankers in accordance with the limits subsisting at the date of this Agreement);

9.5.11.
adopt or change accounting methods or practices other than as required by the Indian GAAP or revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

9.5.12.
issue, sell, or grant, contract to issue, sell or grant, or authorize the issuance, delivery, sale or purchase of any shares of the Company or any other securities, including securities convertible into, or exercisable or exchangeable for securities of the Company;

9.5.13.
declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of the Company, or split, combine or reclassify any shares of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

9.5.14.
make any change in the terms and conditions of employment of any of its directors or Key Employees or employ or terminate (except for good cause) the employment of any Key Employee or appoint or settle the terms of appointment of any Key Employees;

9.5.15.	sell, lease, license or otherwise dispose of any of the assets or properties of the Company which create any security interest in such assets or properties;

9.5.16.	amend or otherwise modify (or agree to do so), or violate the terms of any of the contracts entered into by the Company;

9.5.17.	commence or settle any pending or threatened litigation;

9.5.18.
make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Action or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any Action or assessment in respect of Taxes;

9.5.19.	undertake any expenditure, transaction or commitment exceeding INR 10,00,000/- (Indian Rupees Ten Lakh Only);

9.5.20.	undertake any action which results in a Material Adverse Effect to the existing Business;

9.5.21.	undertake any transaction similar to the transaction contemplated under this Agreement and the Transaction Documents;

9.5.22.	appoint or change its auditors; and

9.5.23.
take or agree in writing or otherwise to take any of the actions described in the preceding clauses of this Clause 9 or any other action that would prevent the Company from materially performing or cause the Company materially not to perform its covenants hereunder or that would prejudice the consummation of any of the transactions contemplated in the Transaction Documents.

10.	CO-OPERATION

10.1.
The Parties shall use their reasonable efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by CGI in order to consummate the transactions contemplated by this Agreement.

11.	NON COMPETE

11.1.
For a period of 2 (two) years from the Transfer Completion Date, the Promoters and the Selling Shareholders agree and undertake that the Promoters and the Selling Shareholders and/or any of their Affiliates shall not, directly or indirectly, carry on or engage, directly or indirectly, whether through partnership or as a shareholder, promoter, joint venture, partner, collaborator or in any other manner, whether for profit or otherwise, any activity/business which is directly or indirectly competing with or related to the Business; Provided that the foregoing shall not prevent  Mr. Modali from consulting with BioServe USA for a reasonable period of time, with respect to matters within its current business operations (which it is understood do not compete with the business of CG Inc.), but Mr. Modali shall not aid or assist BioServe USA in expanding its business or class of customers in any way, from those existing on the Effective Date, so as to compete, directly or indirectly,  with CG Inc. or its Affiliates, or violate his duties as a management employee of CG Inc., or prevent him from fulfilling his obligations as a management employee of CG Inc.

11.2.
The Promoters and the Selling Shareholders undertake that they will not solicit, canvas or entice away any employee who is employed in managerial, professional, supervisory, technical or administrative capacity from the Company.

11.3.
The Promoters and the Selling Shareholders agree and acknowledge that the covenants and obligations under this Clause 11 relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause CGI irreparable injury and as such, the restrictions set forth herein are reasonable in nature. Therefore, CGI shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Selling Shareholders and the Promoters from committing any violation of the covenants and obligations contained herein.

11.4.
For the avoidance of doubt, the Parties acknowledge and agree that the obligations of each Promoter and Selling Shareholder under this Clause 11 are independent, several and separate from one another. The Selling Shareholders and the Promoters further agree and acknowledge that there is no further consideration required to be paid under this Clause 11 and that the consideration other than cash by way of issuance of Subscription Shares to be paid by CGI under this Agreement is good and adequate consideration for this purpose. Each Promoter and Selling Shareholder, as the case may be, acknowledges that the Purchase Consideration, as being paid to each one pursuant to this Agreement, has been reviewed by each one independently and the Promoters and each Selling Shareholder agrees that it is fair, adequate and sufficient and in compliance with any and all of the internal agreements or arrangements, entered into amongst them.

12.	GOVERNING LAW AND ARBITRATION

12.1.
This Agreement and its performance shall be governed by and construed in all respects in accordance with the laws of the India. In the event of a dispute or difference (“Dispute”) relating to any of the matters set out in this Agreement, the Parties shall discuss in good faith to resolve the Dispute. In case the Dispute is not settled within 30 (thirty) calendar days, it shall be referred to arbitration in accordance with the Clause 12.2 below.

12.2.
All Disputes that have not been satisfactorily resolved under Clause 12.1 above shall be referred to arbitration before a sole arbitrator to be jointly appointed by the Parties. In the event the Parties are unable to agree on a sole arbitrator within 10 (ten) calendar days following the 30 (thirty) calendar day period specified in Clause 12.1 above (“Initial Period”), the matter will be referred to a panel of arbitrators (“Panel”) to be appointed within 10 (ten) calendar days from the expiry of the Initial Period. Both Parties to the Dispute (that is the party instituting the arbitration proceeding and the respondent party(s)) shall appoint 1 (one) arbitrator each to the Panel and the 2 (two) arbitrators so appointed by the parties shall together appoint 1 (one) more arbitrator to the Panel. The arbitration proceedings shall be carried out in accordance with the then prevailing rules prescribed/specified by the Singapore International Arbitration Centre and the seat of arbitration shall be Singapore. The arbitration proceedings shall be conducted in the English language. Subject to Clause 12.3 below, the Parties shall equally share the costs of the arbitrator’s fees, but shall bear the costs of their own legal counsel engaged for the purposes of the arbitration.

12.3.
The Panel shall make an award in writing within 60 (sixty) days of the appointment of the sole arbitrator/constitution of the Panel. The award of the arbitrator(s) shall be final and conclusive and binding upon the Parties and non-appealable to the extent permitted by applicable law. The Parties agree that such enforcement shall be subject to the provisions of the applicable law, and no Party shall seek to resist the enforcement of any award in India or elsewhere on the basis that the award is not subject to such provisions. The award rendered shall apportion the costs of the arbitration.

12.4.
The Parties further agree that the arbitrators shall also have the power to decide on the costs and reasonable expenses (including reasonable fees of its counsel) incurred in the arbitration and award interest up to the date of the payment of the award.

13.	NOTICES

13.1.
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile or email at the respective addresses set out herein below or at such other address as may be subsequently intimated by one Party to the other in writing as set out herein. If the notice is sent by facsimile or email, the said notice shall also be sent by registered post acknowledgment due.

(a)	If to CGI
Address:    201 Route 17 North, 2nd Fl. Rutherford, NJ 07070, USA
Attention:    Panna Sharma
Telephone:    1-201-528-9191
Fax:        1-201-528-9201
Email:        psharma@cancergenetics.com
With a copy to: Alan Wovsaniker, awovsaniker@lowenstein.com

(b)	If to Promoters
Address:    3536 Rippling Way, Laurel, MD 20724
Attention:    Rama Modali
Telephone:    1-240-784-1235
Email:        rmmdl6@gmail.com
With a copy to: Parth S. Munshi, pmunshi@munshilawgroup.com

(c)	If to the Investor Shareholders
Address:    [●]
Attention:    [●]
Telephone:    [●]
Fax:        [●]
Email:        [●]
With a copy to: Parth S. Munshi, pmunshi@munshilawgroup.com

(d)	If to the Other Shareholders

Address:	3-1-135/1A, CNR Complex, Mallapur Main Road, R.R. District, Hyderabad – 500076, India
Attention:    Nagabhushana Sastry Modali
Telephone:    [●]
Email:        sastry@bioserveindia.com
With a copy to: Parth Munshi, pmunshi@munshilawgroup.com

(e)	If to the Company

Address:	3-1-135/1A, CNR Complex, Mallapur Main Road, R.R. District, Hyderabad – 500076, India
Attention:    Nagabhushana Sastry Modali
Telephone:    [●]
Email:        sastry@bioserveindia.com
With a copy to: Parth Munshi, pmunshi@munshilawgroup.com

(f)	If to CG Inc.
Address:    201 Route 17 North, 2nd Fl. Rutherford, NJ 07070, USA
Attention:    Panna Sharma
Telephone:    1-201-528-9191
Fax:        1-201-528-9201
Email:        psharma@cancergenetics.com
With a copy to: Alan Wovsaniker, awovsaniker@lowenstein.com

(g)	If to BioServe USA
Address:    9000 Virginia Manor Road; Suite 9000, Beltsville, MD 20705
Attention:    Rama Modali
Telephone:    301-470-3362
Email:        rmodali@bioserve.com
With a copy to: Parth Munshi, pmunshi@munshilawgroup.com

13.2.
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission or email, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of 7 (seven) days after posting, if sent by registered post.

13.3.
Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 7 (seven) days prior written notice.

14.	CONFIDENTIALITY

14.1.
The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Parties (“Confidential Information”). The Parties undertake not to use any of such Confidential Information for their own corporate purposes without the prior written consent of the Party owning such information and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information relating to (i) the negotiation and contents of this Agreement; or (ii) the business and affairs of the Company. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations to abide by the provisions of this Clause, and if requested by CGI, shall not apply to any information that:

14.1.1.	was developed independently by the Parties;

14.1.2.	was known to the Party prior to its disclosure by the disclosing Party;

14.1.3.	has become generally available to the public (other than by virtue of its disclosure by the Party receiving such information);

14.1.4.	may be required in any report, statement or test the Company submitted to any governmental or regulatory body;

14.1.5.	is of a general, conceptual or non-specific nature;

14.1.6.	may be required in response to any summons or subpoena or in connection with any litigation;

14.1.7.
may be required to comply with any law, order, regulation or ruling applicable to any Party hereto including but not limited to compliance with any securities laws as applicable in the United States of America;

14.1.8.
is disclosed to its professional advisers including legal, financial and tax advisers and auditors but only to the extent necessary subject to such advisers accepting an equivalent confidentiality obligation to that set out in this Clause;

14.1.9.
in the case of CGI, to any of its Affiliates, officers, investment managers, investors, trustees, investment committees, advisory boards, board of directors, legal and other advisors, statutory auditors and/ or internal auditors subject to each such Affiliate being made aware of the confidentiality obligations set out in this Clause; or

14.1.10.
to the extent the receiving party received written consent to such disclosure from the relevant Party from whom it received such Confidential Information and from the Party to which that Confidential Information relates.

Provided that prior to any disclosure in respect of a request to disclose Confidential Information under sub-clauses 14.1.4, 14.1.5, 14.1.6, and 14.1.7, above a Party must first notify the Party owning such Confidential Information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

14.1.11.
The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Company and the owner of such property irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

15.	TERM AND TERMINATION

15.1.
This Agreement shall come into effect and force and be binding on the Parties from the date first written above, being the Effective Date and shall remain in full force unless terminated in accordance with the provisions of this Agreement.

15.2.
If the Company, the Promoters and/or the Selling Shareholders a) do not fulfil the Conditions Precedent on or before the Long Stop Date or the Transfer Completion does not occur on or before the Long Stop Date; or b) breach any of the provisions of this Agreement or the Transaction Documents, then CGI may in its discretion elect to terminate this Agreement, by giving a notice in writing to the other Parties, in which event this Agreement shall be terminated immediately with effect from the date of such notice.

15.3.	The Agreement may also be terminated with mutual consent of the Parties.

16.	MISCELLANEOUS

16.1.	Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

16.2.	No Objection

The Promoters, the Selling Shareholders and the Company hereby grant their free, unconditional and irrevocable no objection to CGI and its Affiliates to make any investment in, or enter into a collaboration with, any other entity in India including but not limited to any entity carrying on any business in the same field as the Business or any of its subsidiaries, its successors in interests and assigns.

16.3.	Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this

Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

16.4.	Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

16.5.	Assignment

The Promoters and the Selling Shareholders shall not be entitled to assign their rights and obligations under this Agreement in any manner without the prior written consent of CGI. CGI shall be entitled to assign its rights and obligations under this Agreement to any one or more Affiliates without the consent of any other Party.

16.6.	Entire Agreement

This Agreement and the other agreements to be entered into by the Parties in accordance with this Agreement, together with all Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

16.7.	Third Party Beneficiary

All Parties agree and acknowledge that CG Inc. is an intended third-party beneficiary under this Agreement, including, but not limited to the representations, warranties, undertakings and covenants provided by the Promoters and Selling Shareholders, and has full legal rights to enforce the rights and obligations hereunder.

16.8.	No Broker or Finder

The Company, the Promoters and/or the Selling Shareholders represent that they have not employed any broker, or finder, or incurred any liability for any brokerage fee,

commission, finder's fee or other similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

16.9.	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

16.10.	Costs

Each Party shall bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and any ancillary documents. Further, any stamp duty and registration duty with respect to this Agreement shall be borne by the Selling Shareholders.

16.11.	Public announcements

No Party to this Agreement shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of the other Parties unless such public announcement is required under Applicable Law.

16.12.	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

16.13.	Authorization

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto set forth their respective hands and have caused the same to be executed as of the date first mentioned hereinabove as follows:

For BIOSERVE BIOTECHNOLOGIES (INDIA) PRIVATE LIMITED	Witnessed by:
/s/ M. Nagabhushana Sastry Name: M. Nagabhushana Sastry Designation: Whole Time Director	/s/ M. Aruna Sivakumar Name: M. Aruna Sivakumar
PROMOTERS	Witnessed by:
/s/ Rama V. Modali Name: Rama V. Modali	/s/ Mike Seddon Name: Mike Seddon
/s/ M. Nagabhushana Sastry Name: M. Nagabushana Sastry	_________________________________ Name:
INVESTOR SHAREHOLDERS	Witnessed by:
For Ventureast Trustee Company Pvt. Ltd., /s/ Ramesh Alur Name: Ramesh Alur Designation: Authorized Signatory	_________________________________ Name:
For APIDC Venture Capital Private Limited, /s/ Ramesh Alur Name: Ramesh Alur Designation: Director	_________________________________ Name:

OTHER SHAREHOLDERS	Witnessed by:
/s/ M. Kanaka Durga Name: M. Kanaka Durga	/s/ M. Aruna Sivakumar Name: M. Aruna Sivakumar
/s/ Dr. K. Madhu Mohan Name: Dr. K. Madhu Mohan	_________________________________ Name:
For CANCER GENETICS, INC.	Witnessed by:
/s/ Panna L. Sharma Name: Panna L. Sharma Designation: President & CEO	/s/ Victoria Kusel Name: Victoria Kusel
For BIOSERVE BIOTECHNOLOGIES LTD.	Witnessed by:
/s/ Rama V. Modali Name: Rama V. Modali Designation: President	/s/ Mike Seddon Name: Mike Seddon

SCHEDULE 1A
DETAILS OF SHAREHOLDING OF THE PROMOTERS

S. No	Name of the Promoter	Number of Shares	Shareholding Percentage (%)	Number of Sale Shares	Portion of Promoter Consideration (in INR)
1.	Ramakrishna V. Modali	None	None	None	None
2.	M. Nagabushana Sastry	95,466	31.803%	20,466	35,81,550/-
SCHEDULE 1B
DETAILS OF SHAREHOLDING OF THE INVESTOR SHAREHOLDERS

S. No	Name of the Investor Shareholder	Number of Shares	Shareholding Percentage (%)	Number of Sale Shares	Portion of Investor Consideration (in INR)
1.	Ventureast Trustee Company Pvt. Ltd.	97,118	32.353%	97,118	As determined in accordance with SCHEDULE 10
2.	APIDC Venture Capital Private Limited	28,068	9.350%	28,068
SCHEDULE 1C
DETAILS OF SHAREHOLDING OF THE OTHER SHAREHOLDERS

S. No	Name of the Other Shareholder	Number of Shares	Shareholding Percentage (%)	Number of Sale Shares	Portion of Other Shareholder Consideration (in INR)
1.	M. Kanaka Durga	10	0.003%	10	1,750/-
2.	Dr. K. Madhu Mohan	13,300	4.431%	13,300	23,27,500/-
SCHEDULE 2A
SHAREHOLDING PATTERN OF THE COMPANY
(PRIOR TO THE TRANSFER COMPLETION DATE)

Sr. No	Name of the Shareholder	Number of Shares	Shareholding Percentage (%)	Sale Shares	Purchase Consideration (INR)
1.	M.Kanaka Durga	10	0.003%	10	1,750/-
2.	M.N.Sastry	95,466	31.803%	20,466	35,81,550/-
3.	Dr.K.Madhu Mohan	13,300	4.431%	13,300	23,27,500/-
4.	BioServe India (ESOP) Trust	22,300	7.429%	None	None
5.	BioServe Biotechnologies Limited,	43,918	14.631%	None	None
6.	Ventureast Trustee Company Pvt. Ltd.,	97,118	32.353%	97,118	As determined in accordance with SCHEDULE 10
7.	APIDC Venture Capital Pvt. Ltd., (Trustee and Manager of the TDB)	28,068	9.350%	28,068
TOTAL		3,00,180	100.00%	1,58,962

SCHEDULE 2B
SHAREHOLDING PATTERN OF THE COMPANY
(POST TRANSFER COMPLETION DATE)

Name of Shareholder	Number of Shares	Shareholding Percentage (on As Converted Basis)
Cancer Genetics (India) Private Limited	1,58,962	70.6%
Cancer Genetics Inc.	43,918	19.5%
Cancer Genetics India (ESOP) Trust	22,300	9.9%
Total	2,25,180	100%

SCHEDULE 3A
WARRANTIES
Other than as stated in the Disclosure Schedule (SCHEDULE 9), all the Promoters and the Selling Shareholders, jointly and severally represent, warrant and covenant to CGI as follows:

A.	GENERAL

Particulars of the Company

1.	The information relating to the Company in SCHEDULE 1 and SCHEDULE 2A is true and accurate as at the date hereof.

2.
As on the date hereof, the Company has no Subsidiary (whether incorporated in India or outside India) and as on the Transfer Completion Date, the Company will have no Subsidiary (whether incorporated in India or outside India).

Information and disclosures

3.
All information supplied by the Promoters and the Selling Shareholders, their agents and/or advisers to CGI and/or its advisers are true, accurate and complete in all material respects and not misleading. No material information has been withheld on any grounds, whatsoever.

4.	There is no fact which has not been disclosed in this Agreement which has had, or could reasonably be expected to have a Material Adverse Effect.

Constitutional and corporate documents

5.	The Company has been duly incorporated and properly formed, and it’s Memorandum and Articles are in accordance with all Applicable Laws.

6.
The copies of the Memorandum of Association and Articles of Association of the Company that have been provided to CGI are true, accurate and complete in all respects and have annexed to or incorporated in them copies of all resolutions or agreements required by Applicable Law to be so annexed or incorporated.

7.
All statutory books, records and registers, including accounting records as well as the register of members and minute books of the Company have been properly maintained in accordance with the applicable provisions of the Act and are kept at its respective corporate/registered office, written up to date and are complete in all respects and no notice or allegation that any of them is incorrect or should be rectified has been received and no such notice or allegation is apprehended. All such books, records and registers are in possession and under the direct control of the Company.

8.
All returns and particulars, registrations, resolutions and other documents that Company is required by Applicable Law (including the Act), to file with or deliver to any relevant authority have been correctly made up, duly filed and/or delivered and there is no outstanding notice from any relevant authority received by the Company, the Promoters or the Selling Shareholders (as the case may be) as to its non-compliance with its obligations as to filings, returns, particulars, resolutions and other documents.

9.	The Company possesses full power and authority to conduct Business as currently being conducted and as proposed to be conducted.

Capacity

10.
Each Promoter and the Selling Shareholder has the requisite capacity, power and authority and has obtained all requisite permissions, consents and approvals (including all Licences) to enter into and to observe and perform this Agreement and to consummate the transactions contemplated hereunder, and have full authority to sign and execute this Agreement.

11.
This Agreement will, when executed, constitute legal, valid and binding obligations of each Promoter and the Selling Shareholders, enforceable against each Promoter and the Selling Shareholders, in accordance with its terms.

12.
The execution, delivery and consummation of, and the performance and observance of this Agreement does not require any consents, approvals or the provision of any notices, filings, reports or intimations and will not breach or violate any Applicable Laws, rules, regulations, agreements to which the Company and/or the Selling Shareholder is a party, or create any Encumbrances on any assets of the Company, and is in compliance with all applicable statutory requirements.

Ownership of the shares and securities

13.
Except for the rights of CGI under this Agreement, no person is entitled or has claimed to be entitled to require the Promoters and the Selling Shareholders to transfer any of their shares, either now or at any future date and whether contingently or not, other than as provided in this Agreement.

14.
There is no Encumbrance on, over or affecting any of the shares, debentures or other securities of the Company nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

15.	At the Transfer Completion Date, the Sale Shares shall have been validly transferred, free from all Encumbrances and credited as fully paid up.

The Company

16.
The Company does not hold and has not agreed to acquire, whether legally or beneficially, jointly or alone, and directly or indirectly, any share or securities or any other interest whatsoever in any other company or corporation, whether incorporated in India or outside India.

17.	Each Promoter and the Selling Shareholder is the sole legal and beneficial owner of their respective Sale Shares.

18.
The shares held by Promoters and the Selling Shareholders in the Company have been duly and validly transferred, are fully paid up, and rank pari passu in all respects with the other equity shares in the issued share capital of the Company.

19.
No shares of the Company have been issued pursuant to the Bioserve India (ESOP) Trust and the Company does not, as at the Effective Date of this Agreement and the Transfer Completion Date, have any other employee stock option plan. Further, there exists no present and/or future obligation or liability in respect of the Bioserve India (ESOP) Trust and its operations or activities, relating to the period prior to the Transfer Completion. Bioserve India (ESOP) Trust is in full and complete compliance with all Applicable Laws and/or has made all requisite filings with authorities and has obtained requisite approvals, in respect of the said Trust as at the Transfer Completion Date.

Licences

20.
The Company has obtained in its own name all Licences necessary or required under Applicable Law. The Company has duly made all reports, filings and other intimations, necessary or required to be made under Applicable Law.

Actions

21.
The Company is not engaged (whether as claimant, defendant, plaintiff or otherwise) in any Action and there is no Action in progress, pending, outstanding or to the best of the knowledge of the Promoters and the Selling Shareholders threatened - (i) by, against or affecting, the Company, or any of their respective Assets, (ii) in respect of which the Company is liable to indemnify or compensate any person, or (iii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby.

22.
There are no facts known which give rise to or are likely to give rise to any Action by, against or affecting the Company and there are no existing or pending unfulfilled or unsatisfied judgments or orders affecting the Company.

23.
The Promoters and/or the Selling Shareholders are not engaged (whether as claimant, defendant, plaintiff or otherwise) in any Action and there is no Action in progress, pending, outstanding or threatened, by or against the Promoters and/or the Selling Shareholders, or any of their assets or properties which would affect the obligations of the Promoters and/or the Selling Shareholders under this Agreement, or, challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby

Insolvency

24.
The Company or any of its Assets are not involved in or subject to any Insolvency Proceedings. There are no circumstances which require or would enable any Insolvency Proceedings to be commenced or initiated against the Company or any of its Assets.

25.	No Act of Insolvency has occurred in relation to the Promoters and the Selling Shareholders or the Company.

26.
Neither the Promoters and the Selling Shareholders nor any of their Assets (including any of their shares), are involved in or subject to any Insolvency Proceedings, and there are no circumstances which require or would enable any Insolvency Proceedings to be commenced or initiated against the Promoters and the Selling Shareholders or any of their Assets (including any of their shares).

B.	ACCOUNTS AND FINANCIAL

Accounts and debtors

1.
The Accounts have been prepared on a consistent basis in accordance with Indian GAAP and all Applicable Laws since the incorporation of the Company, without any change in the accounting policies used and in particular, the rate of depreciation applied in respect of each Asset has been consistently applied over previous accounting periods of the Company and is adequate to write down the value of such Asset to its net realisable value as at the end of its useful working life.

2.	In the Accounts:

(a)	the value attributed to each Asset of the Company does not exceed its current market value as at the Accounts Date; and

(b)
for the period ending as on the Accounts Date there are adequate provisions for any losses in respect of ongoing projects and/or work in progress to the extent that such losses have been reasonably determined.

3.
All financial records of the Company have been properly maintained and constitute an accurate record of all matters which appear in them and where required by Applicable Law have been duly filed. The Company has complied with the statutory accounting requirements including the requirements with respect to accounting for Taxation.

Book debts

4.
The debts owing to Company included in the Accounts for the period ending as on the Accounts Date have realised or will realise, in the ordinary course of collection, their nominal amounts plus any accrued interest, as may be applicable, less any provisions for bad and doubtful debts included in the Accounts for the period ending as on the Accounts Date.

5.
All debts owing to the Company at the date of this Agreement (other than the debts included in the Accounts for the period ending as on the Accounts Date will in the ordinary course of collection realise their nominal amounts plus any accrued interest, as may be applicable.

Position since Accounts Date

6.	Since the Accounts Date:

(a)	The Company has conducted its business in a normal and proper manner;

(b)
there has been no deterioration in the values of any of the Assets (other than through the normal course of depreciation and/or amortisation) such that the market value of any Asset is less than the value attributed to it in the Accounts and no Asset has been re-valued;

(c)	The Company has not entered into any contract which is not in its ordinary course of business;

(d)	there has been no deterioration in the turnover, financial or trading position or the prospects of the Company;

(e)	The Company have paid its creditors as per normal business practice;

(f)
no contract involving expenditure by the Company on capital account in excess of INR 10,00,000 /- (Indian Rupees Ten Lakh Only) on an individual basis or INR 1,00,00,000 /- (Indian Rupees One Crore Only) in aggregate has been entered into by the Company and no asset, property, right or interest of a value or price in excess of INR 10,00,000/- (Indian Rupees Ten Lakh Only) on an individual basis or INR 1,00,00,000/- (Indian Rupees One Crore Only) in aggregate, has been acquired or disposed of or agreed to be acquired or disposed of by the Company on capital account;

(g)
there has been no disposal of any Asset or supply of any service or facility of any kind by the Company in circumstances where the consideration actually received or receivable for the disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

(h)	no dividend or other distribution of profits or assets has been or has been agreed to be declared, made or paid by the Company;

(i)
no resolution in general meeting of the Company, or resolution of the board of directors of the Company has been passed which is not required statutorily or not in the ordinary course of business or which vitiates the provisions of this Agreement;

(j)
no event has occurred which gives rise to Taxation to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person;

(k)
no event has occurred which would result in any third party (with or without the giving of notice) being or becoming entitled to call for the repayment of any indebtedness of the Company prior to the normal maturity date;

(l)	there has been no resignation or termination of any Key Employee or any change in any compensation, arrangement or agreement except insofar as provided by this Agreement with any Key Employee;

(m)	the Company has not made any payment or incurred any liability to any Related Party other than in the ordinary course of business;

(n)
there has been no satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except for those made in the ordinary course of business and those that are not material to its Assets, financial condition operation or business;

(o)	there has been no change, amendment to or termination of a Material Contract of the Company, other than in the ordinary course of its business;

(p)	there has been no sale, assignment, transfer or other disposal of any Intellectual Property Right of the Company other than in the ordinary course of business;

(q)	there has been no direct or indirect redemption, purchase or other acquisition of any of the shares or securities of the Company by any person;

(r)	there has been no failure by the Company to conduct Business in the ordinary course;

(s)
there has been no payment made by the Company which will not be deductible for Taxation purposes either in computing the profits of the Company or in computing the Taxation chargeable on the relevant Company;

(t)	there has been no event or condition of any nature which has had or might have a Material Adverse Effect on the Assets, financial condition, operation or business of the Company;

(u)	No loans or advances to, guarantees or indemnities for the benefit of, or any investments in, any person, have been made by the Company;

(v)	there has not been any change in accounting methods or practices of the Company or any change in depreciation or amortization policies or rates;

(w)	no waiver has been granted by the Company of a material right or of a material debt owed to it; and

(x)	there has been no agreement or commitment by the Company to do any of the things described in this Clause.

Indebtedness, loans and bank accounts

7.
The Company does not have liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Accounts, and (ii) trade or business liabilities incurred in the ordinary course of business, since the Accounts Date.

8.
The Company does not own the benefit of any debt (whether present or future) other than debts set forth in the Accounts for the period ending as on the Accounts Date or subsequently accrued to it in the ordinary course of its business.

9.	The Company has not availed of or been granted any bank or other credit facilities.

10.	The Company does not have any indebtedness (present, future or contingent) other than the indebtedness referred to in Clauses 3.1 and 9.2 of this Agreement.

11.	The Company does not have any outstanding indebtedness or other liability, in respect of any guarantee or indemnity.

12.
The Company has not lent any money in excess of INR 5,00,000/- (Indian Rupees Five Lakh Only) to any of its employees, shareholders, directors or any other person, and which has not been repaid to it when due.

13.
Except as set forth in the Accounts for the period ending as on the Accounts Date, there are no liabilities arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring.

14.
No debt has been released by the Company on terms that the debtor paid less than the book value of his/its debt, and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent to be irrecoverable, other than in the ordinary course of business.

15.
The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any relevant authority, and the execution and compliance with the terms of this Agreement does not and will not result in any grant, subsidy or financial assistance from any relevant authority becoming repayable.

16.
The Company has provided a complete and accurate list of all its bank accounts, including details of the credit and debit balances on them and the Authorized signatories and since the date of that list there has not been any payment out of the relevant bank accounts other than in the ordinary course of business.

Derivative transactions

17.	The Company does not have any outstanding obligations in respect of derivative transactions, including, any foreign exchange derivative transaction.

Dividends and distributions

18.	No dividend or other distribution of profits or assets has been or has been agreed to be, declared, made or paid by the Company since the Accounts Date.

19.
The Company has had distributable profits since its inception. All dividends or other distributions of profits or assets declared, made or paid since the date of its incorporation by the Company have been declared, made and paid in accordance with Applicable Law and its Memorandum and Articles of Association.

Intra-group transactions and interests

20.
The Company is not a party to or otherwise bound by any contract whatsoever with any Related Party (other than the contracts with BioServe USA) and none of the Related Parties, is involved or interested whether directly or indirectly either financially or otherwise in any manner in any business or activities of the Company.

Intra-group loans and indebtedness

21.
As at the Transfer Completion Date, there is no indebtedness, whether by way of borrowings, outstanding liabilities (whether contingent or otherwise), trade debts or howsoever otherwise owed or payable by the Company to any of the Related Parties, or by any of the Related Parties to the Company. Further, none of the Related Party has made any claim or taken any action against the Company.

22.
The Company has not given or agreed to give any guarantee or indemnity in respect of any borrowing or indebtedness, performance or other obligations of any third party or any other commitment, by which the Company is contingently responsible.

C.    COMMERCIAL

Contracts and commitments

1.	The Company is not a party to, and the Company and/or its respective Assets are not bound or affected by, any contract that:

(a)	is not in the ordinary course of business of the Company; or

(b)	is expected to result in a loss to the Company on or after the Transfer Completion Date; or

(c)	is not on arm’s length terms or on normal commercial terms or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(d)	involves payment by the Company by reference to fluctuations in any index of commercial or retail or consumer prices or other index used as a measure of inflation; or

(e)	requires payment of any sum by the Company in any currency other than INR or USD; or

(f)	is for the provision of management or similar services to the Company and which is not terminable by the Company on less than 3 (three) months’ notice without compensation; or

(g)	involves the licence of any Intellectual Property Right to or from the Company, other than in the ordinary course of Business; or

(h)	involves indemnification by the Company with respect to infringements of proprietary rights other than in the ordinary course of business; or

(i)	involves any joint venture or consortium arrangement or any partnership; or

(j)	contains any representation, warranty, guarantee or indemnity in relation to any share, corporation, asset, property, business or undertaking previously acquired or disposed of by the Company; or

(k)	imposes any non-compete obligations on the Company; or

(l)	imposes any exclusivity obligations on the Company; or

(m)	involves the entry into, by the Company, of financing agreements, banking facilities or loan agreements with financial institutions; or

(n)	involves a commitment to create, acquire, issue or transfer shares or other securities of the Company for conversion of loan into equity, or giving rights of pre-emption; or

(o)	creates share conversion rights such as through convertible debentures, convertible preference shares or the like; or

(p)	restricts the transferability of the shares of the Company, other than liens released at or prior to the Transfer Completion Date.

2.
All of the contracts of the Company are validly subsisting and the Company is in subsisting compliance with the terms of the same in all material respects and nothing contained in this Agreement and none of the transactions contemplated hereunder would be in contravention of any of the contracts to which the Company is a party or by which the Company and/or any of its Assets is bound or affected.

3.
The Company is not a party to any agency, distribution or management contract or to any contract which restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit or to engage in any line of business.

4.
Except in ordinary course of business, none of the contracts to which the Company is a party is invalid and the Company has not received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any contract to which it is a party or by which any of its Assets is bound or affected.

5.
The Company has complied in all material respects with all of its obligations under, and observed and performed all the terms and conditions on its part to be observed and performed under, each of the contracts to which it is a party or by which any of its Assets is bound or affected, and each counterparty to each of such contracts has complied in all material respects with all of its obligations under, and observed and performed all the terms and conditions on its part to be observed and performed under each of such contracts. Each of such contracts is valid and subsisting under Applicable Law, is in full force and effect and is binding on the parties to it and is enforceable by the Company in accordance with its terms.

6.
The Company has not given any indemnity, guarantee or warranty, or made any representations, in respect of goods or services supplied, or contracted to be supplied, by it that is capable of resulting in any liability which is not in the ordinary course of its business, or, except as aforesaid, accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

7.	The Company has not given any indemnity, guarantee or warranty, or made any representations in respect of any sale of shares or other securities, or any undertaking or part of an undertaking.

8.
Other than any transactions with BioServe USA, no Related Party or to the best of the Promoters’ knowledge, any officer, director, employee or agent of any Related Party has any Material Contract with, or is materially indebted to, the Company, nor the Company is materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party or to the best of the Promoters’ knowledge, any officer, director, employee or agent of any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Other than to the relationship with BioServe USA, no Related Party or to the best of the Promoters’ knowledge, any officer, director, employee or agent of any Related Party has any material direct or indirect ownership interest in any person with which the Company is affiliated or with which the Company has a business relationship, or any person that competes with the Company. Other than to the relationship with BioServe USA, no Related Party or to the best of the Promoters’ knowledge, any officer, director, emloyee or agent of any Related Party has, either directly or indirectly, a material interest in: (a) any person which purchases from or sells, licences or furnishes to the Company any goods, property, Intellectual Property Rights or other property rights or services; or (b) any contract to which the Company is a party or by which it may be bound or affected.

Ownership of assets

9.
All Assets have been disclosed in the Accounts for the period ending as on the Accounts Date, and as at the Transfer Completion Date, such Assets comprise, the only assets, properties, rights and interests used by the Company in connection with the Business.

10.	The Company, owned at the Accounts Date, all the Assets included in their respective Accounts.

11.	The Company does not use any Assets under any agreement for lease, licence, hire, hire purchase, retention of title, or sale on conditional or deferred terms.

12.
None of the Assets or present or future revenues of the Company is subject to any Encumbrance or any contract to give or create any Encumbrance or having a similar effect, and no person has claimed to be entitled to any of the foregoing.

13.
The Company has not been a party to any contract pursuant to or as a result of which any of its Assets as at the Accounts Date, has been transferred or disposed of, is liable to be transferred or disposed of, or which gives or may give rise to a right of compensation or payment in favour of another person under Applicable Law.

Real Property

14.
The Company is not the owner of any Real Property, and the Company has not entered into any contract to acquire any Real Property, and the Company does not hold any lease and/or licence other than in respect of its offices.

15.
Each office of the Company is occupied and used by the Company (as applicable) in carrying on the Business and in accordance with the terms and conditions set out in the relevant Property Contract. The Company is in compliance with all the terms and conditions set out in each Property Contract.

16.
With respect to each of the leases and licences, all certificates of occupancy, permits, licences, franchises, approvals and authorizations of all relevant authorities or any other person having jurisdiction or any right, title or interest over such leases, which are required or appropriate to use or occupy the office premises that are the subject of such leases, or operate the business of the Company as currently conducted or currently proposed to be conducted thereon, have been issued and are in full force and effect.

17.
No Property Contract has expired and/or been terminated and the Company has acquired renewals with respect to all expired Property Contracts and the Company is not liable to pay any penalties or liquidated damages in accordance with the provisions of any of the Property Contracts. The Company has fully complied with its obligations under each Property Contract to which it is a party.

18.
Other than in the ordinary course of business, there is no Property Contract that cannot be terminated by the Company in accordance with Applicable Law or its terms, or cannot be so terminated without the Company incurring any penalty or other liability. Other than in the ordinary course of business or a Force Majeure event, there is no Property Contract that is terminable by the relevant counterparty except after giving reasonable notice to the Company and only in the event of a failure by the Company to pay rent or any other amounts due from the Company thereunder.

19.
All payments including Taxes, cesses, rates, revenues, outgoings and other dues of every nature payable and/or required to be made by the Company under each Property Contract have been duly made by or on behalf of the Company, and there are no arrears or outstanding liabilities of the Company.

Anti‑competitive arrangements

20.
The Company has not carried on or is carrying on any monopolistic, restrictive or unfair trade practice, within the meaning of the Monopolies and Restrictive Trade Practices Act, 1969 and/or Competition Act, 2002 and no Action has been taken or is in progress, pending, outstanding or threatened against the Company under the Monopolies and Restrictive Trade Practices Act, 1969 and/or Competition Act, 2002 or any other anti‑trust or similar legislation in any jurisdiction in which it carries on business or has Assets. The Company does not have any agreement or arrangement (or any judgment or ruling) which restricts the ability of the Company to compete anywhere in the world and has not received any notification or registration under the aforesaid enactments.

Secret or confidential information or property

21.
Neither the Company, nor any Related Party has at any time (except (A) in the normal and proper course of the day‑to‑day business and subject to an obligation of confidentiality, or (B) to the Company’s professional advisers) disclosed to any person:

(a)	any secret or confidential information or property of the Company; or

(b)	any other information relating to the business or affairs of the Company, the disclosure of which might or could cause loss or damage to or adversely affect the Company; or

(c)
any secret or confidential information relating to, the customers, clients, suppliers, officers, directors, employees or agents of the Company, or to any other person who has or has had any dealings with the Company

22.	The Company is not and has never been in violation of any information confidentiality obligation(s) under any Contract entered into by the Company.

Intellectual property rights

23.
None of the activities of the Company violates or infringes or is likely to violate or infringe any Intellectual Property Rights of any third party or person and no claim has been made against the Company in respect of such violation or infringement.

24.
The Company does not use any processes nor is it engaged in any activities which involves the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes, Intellectual Property Rights or other confidential information (IP Confidential Information) belonging to any person other than the Company itself. All of the current or former directors, officers, employees, agents or consultants of the Company have entered into agreements obliging them to maintain the confidentiality of such IP Confidential Information and none of the current or former directors, officers, employees, agents or consultants of the Company have disclosed to any person other than the Company any IP Confidential Information except where such disclosure was properly made in the ordinary and normal course of the relevant business and was made subject to a written contract under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by the relevant party.

25.	The Company does not carry on business under a name or names other than its own registered corporate name or brand name.

Insurance

26.
All the Assets of the Company are now and have at all times been appropriately and adequately insured in accordance with all Applicable Laws and best industry practices in India against all usual insurable risks including fire, accident, damage, injury, third party loss and other risks normally covered by insurance or by persons carrying on the same or similar classes of business.

27.
In each of the policies of insurance referred to above, the Company and/or banks / financial institutions are named as the insured/ beneficiary and no person other than the Company and/or banks / financial institutions has an interest in or right to the benefit of any of such policies of insurance.

28.	The Company is not in default with respect to any of its obligations under any of the insurance policies referred taken by it, including timely payment of the premium payable.

29.	The Company has not been denied any claims made by it in relation to the insurance policies it has taken.

Computer systems, data and records

30.
All the records and systems (including but not limited to computer systems) and all data and information of the Company are recorded, stored, maintained or operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company.

31.
The computer and telecommunication facilities, the software and databases used by the Company, are adequate for the operational and business requirements of the Company and adequate back-up procedures and data protection procedures have been implemented and are currently complied with.

No powers of attorney

32.	The Company has not granted any general power of attorney or granted any power of attorney or similar authority which remains in force.

Inducements

33.
No person has or will receive any payment, fee, commission or other benefit or compensation, nor will the Company have any obligation to pay any such amount, fee, commission, benefit or compensation as a result of the consummation of the transactions contemplated in this Agreement.

D.    TAXATION

General

1.	The Company has procured wherever applicable, Licences under the tax legislations including but not limited to service tax registration, value added tax registration, etc.

2.
All Taxation of any nature whatsoever for which the Company is liable and which has fallen due for payment has been duly paid and without prejudice to the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

3.
All notices, computations, returns and information which have been given, made, filed or submitted have been and all notices, computations, returns and information which ought to have been given, made, filed or submitted, have been properly and duly given, made, filed or submitted by the Company to the relevant authorities and all information, notices, computations and returns given, made, filed or submitted to such relevant authorities are true, accurate and complete and are not the subject of any dispute nor, are likely to become the subject of any dispute with any of such relevant authorities. All records which the Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Company, have been duly kept and are available for inspection at the premises of the Company.

4.	All claims relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly made and are not, likely to be disputed by any relevant taxation authority.

5.
The amount of Taxation chargeable on the Company during the relevant statutory limitation period has not been affected to any extent by any concession, arrangement, agreement or other formal or informal arrangement with any relevant taxation authority (not being a concession, agreement or arrangement available to companies generally).

6.
The Company has not within the relevant statutory limitation period paid or, become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay, any interest, penalty, surcharge or fine relating to Taxation which payment will have a material effect on the Company.

7.
The Company has not within the past 3 (three) years been subject to or is currently subject to, any investigation or audit or visit by any relevant taxation authority, and neither the Promoters nor the Company has received any notice or communication from any relevant authority of any investigation, audit or proposed visit by any relevant authority other than in the ordinary course of business.

Payments

8.
Subject to Applicable Laws, all rents, premiums, deposits, interest and other amounts paid or payable by the Company in the period since the Accounts Date, or for which there is a subsisting obligation for the Company to pay in the future, are or will be wholly allowable as deductions or charges in computing the income of the Company for Taxation purposes.

Deductions and withholdings

9.
The Company has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the relevant taxation authority for all amounts so deducted.

10.
The Company has not received any notice from any relevant taxation authority which required or will require any of them to withhold Taxation from any payment made since the Accounts Date (in respect of which such withheld Taxation has not been accounted for in full to the relevant authority).

11.
Any right to a repayment or relief of Taxation to or in respect of the Company to the extent that such right was taken into account in the Accounts for the period ending as on the Accounts Date is available and is not lost, reduced or cancelled.

Depreciation and tax bases

12.	No charge to Taxation would arise on the disposal by the Company of any of its Assets for the period ending as on the Accounts Date.

13.	No claim or demand has been made for the depreciation of any Asset of the Company for Taxation purposes in circumstances in which the claim or demand is likely to be disallowed.

14.
The Company has not claimed a deduction for a write down of any of its Assets with a tax effect other than scheduled depreciation or amortisation unless fully recaptured prior to the Transfer Completion Date.

Disposal of debts

15.
No Taxable profit or gain would accrue on the disposal or settlement of any debt owed to the Company at the value of that debt adopted for the purposes of the Accounts for the period ending as on the Accounts Date.

Transfer Completion

16.	No charge to Taxation will arise on the Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or consummation of this Agreement.

Tax Residence

17.
The Company is not treated for any Taxation purpose as resident in a country other than the country of its incorporation and the Company does not have, or have had within the relevant statutory limitation period a branch, agency or permanent establishment in a country other than the country of its incorporation.

Secondary liability

18.	The Company is not or will not become liable to Taxation chargeable primarily on any other person, including, payments for sub-contractors or contract labour under Applicable Law.

Transfer pricing

19.	No transactions or arrangements involving the Company has taken place or are in existence that are such that any provision relating to transfer pricing might be invoked by any relevant authority.

Deemed income and gains

20.
The Company does not have a liability to Taxation on income or gains except in respect of and to the extent of income and profits actually received or to be received, nor do any arrangements exist which might give rise to such a liability.

Stamp duty

21.
In relation to each instrument to which the Company is a party or in the enforcement of which the Company may be interested and which either attracts stamp duty in any relevant jurisdiction or requires to be stamped with a particular stamp denoting that no duty is payable or that such instrument has been produced to a relevant taxation authority whether of India or elsewhere, (a) such instrument has been produced to the relevant taxation authority, (b) such instrument has been properly stamped and (c) the Company and to Promoters’ knowledge each counterparty has duly paid all stamp duty and interest, fines and penalties thereon payable by it/ them in accordance with the provisions of any Applicable Law; and no such instrument which is outside India would attract stamp duty if it were brought into India.

Capital gains

22.
The Company has not made (or assumed in the Accounts to have made) any claims and elections insofar as they could affect the Taxable gain or allowable loss which would arise in the event of a disposal of any of its Assets after the Accounts Date.

23.
The Company has not disposed of or acquired any Assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the Asset would be treated for Taxation purposes as being different from the consideration given or received.

Employees ‑ compensation for loss of office

24.
The Company is not under any obligation to pay, nor has it since the Accounts Date paid or agreed to pay, any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of Taxation.

Reorganisations and mergers

25.	The Company has not claimed or been granted exemptions from Taxation in connection with reorganisations or mergers during the current Financial Year or the previous 5 (five) Financial Years.

26.
Reorganisations or mergers of or involving the Company which take effect on or before the Transfer Completion Date will not give rise to the assessment or payment of Taxation after the Transfer Completion Date.

Tax avoidances

27.	The Company has not at any time been a party to, participated or otherwise been involved in any transaction, scheme or arrangement (or series of transactions, schemes or arrangements):

(a)	which, or any part of which, involved or may involve, steps taken without any commercial or business purpose apart from the obtaining of, or for the principal purpose of obtaining, a Tax advantage; or

(b)	of which the purpose or effect is, or was, the avoidance or evasion of a liability to Taxation; or

(c)
which may or could for any purpose relating to Taxation, be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Taxation or which could be re-characterised or treated as unenforceable.

28.	Position since Accounts Date

Since the Accounts Date:

(a)
The Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on it (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than income tax (or other applicable corporate taxes on its normal trading income) arising from transactions entered into in the ordinary course of business or taxes on deemed dividends which may be determined and levied by the relevant taxation authority; and

(b)
no payment has been made, or agreed to be made, and no benefit has been provided, or agreed to be provided, by the Company which will not be deductible for income tax (or other applicable corporate taxes on normal trading income) purposes under Applicable Law.

E.	EMPLOYEES AND EMPLOYEE BENEFITS

1.
In this Clause, employee includes without limitation, a person whose services are provided under a consultancy or services contract or any director, officer or employee of the Company whether or not he has entered into (or, where the employment has ceased, worked under) a contract of employment.

Employees and terms and conditions of employment

2.
No Key Employees of the Company has given, or has been given, notice of termination of his employment. No offer of employment to any Key Employee by the Company is outstanding and no person has accepted such offer of employment at the grade/level of general manager or above in the Company whose employment has not yet started.

3.	Other than with professional advisors, the Company is not a party to any contract for the provision of consultancy services to it or for the secondment of any personnel to it.

4.
All subsisting contracts of employment to which the Company is a party, and all subsisting contracts for the provision of any personnel or consultancy services to the Company, is terminable by the Company on 3 (three) months’ notice or less without compensation.

5.
The Company does not have any outstanding liability to pay compensation for loss of office or employment or a redundancy payment including gratuity, provident fund, etc. to any of its present or former employees or to make any payment for breach of any contract for the provision of any personnel or consultancy services and no such sums have been paid (whether pursuant to a legal obligation or ex gratia) by the Company since the Accounts Date.

6.
There is no term of employment for any employee of the Company, which provides that a change of Control in the Company shall entitle the employee to treat the change of Control as amounting to a breach of the Contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

7.
Except in respect of reimbursement of out-of-pocket expenses, fee(s) and normal accruals of emoluments after the Accounts Date, no sum is owed or promised to any employee of the Company, or under any Contract for the provision of any personnel or consultancy services.

8.
The Company is, and has been, in full compliance with all Applicable Laws relating to employment and employment practices, including any such Applicable Laws regarding, work conditions, hours of work, payment of wages or other dues, provident fund, gratuity, bonus, employees state insurance, minimum wage, overtime payments, employment discrimination, workers’ compensation, employee social security contributions, employee income tax withholding and family and medical leave.

9.	The Company has never been engaged in any unfair labour practice.

10.	No employee of the Company is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover or profits of the Company.

11.
Otherwise than as required under Applicable Laws, there are no bonus, retirement, death, disability, profit sharing, shares or securities option plan, incentive compensation, pension or other employee benefit plans or arrangements of any nature whatsoever offered or given by the Company to any of its present or past employees.

12.
All the directors of Company have been duly appointed after complying with necessary provisions under the Applicable Law (including but not limited to filing Form 32 for their appointment, resignation and change in designation). No service agreements have been executed by the Company with any of their directors apart from the management employment agreement entered into with the Promoters.

13.	The Company has not granted any loan and/or advance, or provided any guarantee or financial assistance to any of its directors (past or present), which is outstanding.

14.	The Company has not entered into any settlement or trust/ foundation or any proposed settlement under which any such director is or may become interested in respect of any shares.

15.	The Promoters and the Selling Shareholders have not furnished any personal guarantees and indemnifications on behalf of the Company.

16.
None of the directors of the Company is a nominee of any creditor or lender of the Company and except for the rights of the shareholders of the Company to appoint directors in accordance with the Act, no other person has any right to appoint / nominate any director to the board of directors of the Company.

17.	The Company does not have any outstanding obligations in relation to any payments to be made to the employees towards leave encashment.

18.
The Company does not have any managing director or whole-time director of the Company being a director in or performing business activities on behalf of any other company (excluding Bioserve USA) undertaking business similar to that of the Company.

19.
The Company does not have any founders’ agreements, management employment agreements and indemnification agreements and “golden parachute” agreements. Further, the Company has not entered into any agreements or arrangements with any former or current director or employee including severance arrangements, non-competition and secrecy agreements.

Disputes

20.	No claims in relation to employees or former employees of the Company have been made against the Company, or against any person whom the Company are liable to indemnify.

21.
There is not, and during the 3 (three) years preceding the date of this Agreement there has not been, any collective labour dispute including strikes, lockouts, slowdowns, work stoppage or industrial action affecting the Company.

22.	No employee of any the Company has been involved in any criminal Action relating to the business or activities of the Company.

23.
The Company is not a party to any agreement or arrangement with, or has any commitment to any trade union or staff association, and no demands have been made by any trade union or staff association which are pending.

Compliance with Labour Laws

24.
The Company has paid all taxes, insurance and other statutorily required social security contributions and other levies due in respect of its employees in relation to their employment by the Company, including under the Payment of Gratuity Act, 1972 and there are no past, in progress, pending, outstanding or to the best of Promoters and the Selling Shareholders’ knowledge, threatened Actions made by any person including but not limited to any Governmental Authority against the Company in relation to any matters arising out of, in relation to, or in connection with (including but not limited to the applicability of), the Employees Provident Fund and Miscellaneous Provisions Act, 1972, Gratuity Act, 1972 and Employees State Insurance Act, 1948. Further, the Company is in compliance with employment related laws as follows, and has been making all statutory filings and maintaining all statutorily mandated registers in relation to the same: (a) The Employee’s Provident Fund and Miscellaneous Provisions Act, 1952; (b) Employees’ Pension Scheme, 1995; (c) Employee Deposit Linked Insurance Scheme; (d) Employee State Insurance Act, 1948; (e) Payment of Bonus Act 1965; (f) Payment of Gratuity Act, 1972; (g) Payment of Wages Act, 1936 (h) Minimum Wages Act, 1948; (i) Maternity Benefit Act, 1961; (j) Equal Remuneration Act, 1976; and (k) Factories Act, 1948.

Contract Labour

25.
The Company has executed written Contracts with respect to all personnel and workers hired or utilised by it from independent contractors as contract labourers and all such contracts have explicit provisions regarding repayment of statutory dues that the Company may be required to pay with respect to statutory benefits payable to the contract labourers.

26.
There is no outstanding liability to pay compensation or damage or claim or a redundancy payment to any person for non-registration by the Company, under the Contract Labour (Regulation and Abolition) Act, 1970, and no claim or demand has been made (whether pursuant to a legal obligation or otherwise).

27.
None of the outsourced/contracted personnel utilised by the Company, has claimed to be entitled to, permanent employment with the Company under Applicable Law and there are no outstanding liabilities or claims made on the Company under the Contract Labour (Regulation and Abolition) Act, 1970.

28.
All outsourced/contracted personnel utilised by the Company are employees of the relevant outsourcing agency/contractor and, are (and have at all times been) utilised by the Company and/or render (and have all times rendered) services to the Company pursuant to and under a valid and subsisting Contract between the relevant outsourcing agency/contractor and the Company.

Pensions

29.
Save for liability under Applicable Law, the Company is neither paying nor is it under any liability (actual or contingent) to pay or secure, any pension, provident or other benefit on retirement, death, illness or disability of any of its employees or on the attainment of a specified age by any of its employees or on the completion of a specified number of years of service by any of its employees or on termination of employment of any of its employees.

Loans

30.
The Company has not granted any loan and/or advance, or provided any guarantee or financial assistance to any of the employees (past or present) of the Company in excess of INR 5,00,000/- (Indian Rupees Five Lakh Only), which is outstanding.

Trade Unions

31.
There are no agreements or other arrangements between the Company, and any trade union or other similar body representing the employees of any of the Company which confer any contractual rights upon any of the employees of the Company, and there are no demands pending from any such trade union or other similar body representing any such employees and there are no recognised unions or other bodies representing any of the employees of the Company.

Business Representations:

32.
Income, as reflected in the account books of the Company, pertains only to the lots which have been discharged to the satisfaction of the customers. Further, there are no outstanding claims or complaints with respect to any of the same.

33.
There have been no defaults on loans facilitated in the capacity of service provider for collateral management business. No bank/ financial institution has raised any claims regarding collateral management corporate guarantees outstanding.

34.	The Company has not entered into any other such transactions which were pre-arranged by a third party and not recorded in the books of accounts.

SCHEDULE 3B
CGI WARRANTIES

1.	Organization and Shareholding:

a)
Organization, Good Standing and Qualification. CGI has been duly incorporated and organized, and validly exists under the laws of India. CGI has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted and as proposed to be conducted and has not taken any action, or failed to take any action, which would preclude or prevent it from conducting its business before and after the Transfer Completion Date.

2.	Authorization and Validity of Transactions:

a)
Authorization. CGI has the legal right, corporate power and authority to, as the case may be, execute, deliver and perform the Transaction Documents. CGI has taken all necessary actions, corporate or otherwise, as applicable to it to authorize or permit the execution, delivery and performance of this Agreement and the transactions contemplated in this Agreement.

b)
Enforceability. The Agreement and the other Transaction Documents are valid and create binding obligations on CGI, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, re-organization, moratorium or similar laws affecting creditors’ rights generally.

SCHEDULE 4
DRAFT FORMAT OF CONSENT LETTER

[On the letterhead of the Party]
Date: [●]

[Addressee]
Sir,
RE: CONSENT FOR SALE OF SHARES
[I, (Name) or I, (Name), the Authorized representative acting on behalf of (Entity Name)] hereby consent to the sale of [●] equity shares held by [me/name of entity] in BioServe Biotechnologies (India) Private Limited of face value of INR 10/- (Indian Rupees Ten Only) each at a price of INR [●]/- (Indian Rupees [●] Only) per share to Cancer Genetics (India) Private Limited, a company incorporated under the Indian Companies Act, 2013, having its registered office at [●], on terms and conditions mutually agreed upon.

________________________________
Name: Mr. [●]
Designation: [●]
Place: [●]

SCHEDULE 5
CERTIFIED TRUE COPY OF THE SHAREHOLDING PATTERN OF THE COMPANY POST THE TRANSFER COMPLETION

Name of Shareholder	Number of Shares	Shareholding Percentage (on As Converted Basis) (%)
Cancer Genetics (India) Private Limited	1,58,962	70.6%
Cancer Genetics Inc.	43,918	19.5%
Cancer Genetics India (ESOP) Trust	22,300	9.9%
Total	2,25,180	100%

SCHEDULE 6
KEY EMPLOYEES
The following are the Key Employees of the Company and the main employment terms:

Input received from VenturEast as well as from BioServe President Rama Modali

Employee(s)	Position / Department	Terms
Sastry	CEO and General Manager
•    Continue as CEO/GM for 6 months from date of recruitment of new CEO/GM for India entity
o    Coordinate and help with search for new CEO/GM
o    Severance pay of 3 months’ salary
•    Continue as consultant upon termination
•    Bonus of 3 months’ salary upon extension of CCMB contract
•    Bonus of up to 3 months’ salary if company exceeds EBITDA projections for 2014

Ramya Ravikanth	Managers of Services and Sales/Marketing Departments
•    Immediate 12.5%-15.0% increase in salary upon closing
•    Bonus of 2 months’ salary 30 days after closing
•    Bonus of 2 months’ salary 9 months after closing (Q1 2015) based on continued performance at or above 2014 projections
•    Additional 10.0% increase in salary upon completion of Ph.D.

Kranthi Vaman Rao	Sales Managers
•    Immediate 10.0% increase in salary upon closing
•    Bonus of 2 months’ salary 30 days after closing
•    Bonus of 2 months’ salary 9 months after closing (Q1 2015) based on continued performance at or above 2014 projections

Venkat	Accounts Manager	• 3% commissions for all new revenue • 5% commissions for all amounts above plan • Commissions calculated based on cash collections and paid quarterly
Modali	VP of Operations (CGI) Country GM (India)	• TBD (Panna in discussion)***
***Terms in discussion provided in separate document titled “Rama Modali Employment Discussion Document”

SCHEDULE 7
SPECIFIC CONDITIONS PRECEDENT

As a part of the Conditions Precedent, the Company and the Promoters and the Selling Shareholders shall:

1.	Provide copies of all share certificates;

2.	Provide all Share Transfer forms and Form FC-TRS from 2003 till 2014;

3.	Execute an adequately stamped and legally valid lease agreement for (a) premises at the registered office of the Company and (b) the equipment called ‘Mermade Synthesizer’;

4.	Provide a copy of Form 32 in relation to the cessation of Dr. Teressa Lehman’s engagement with the Company;

5.	Procure the necessary Consent Order from the Andhra Pradesh Pollution Control Board and RS-II License for operations of the Company;

6.	Provide the Professional Tax registration certificate and all returns filed thereon;

7.	Provide the Form FC-GPR part B and annual return on foreign assets and liabilities;

8.	Provide the loan satisfaction letter received from Jain Sons Finance;

9.	Repay and clear the current liabilities as per provisional balance sheet dated December 31, 2013; and

10.	Procure and provide the consent letter from Ventureast and TDB for consummation of this transaction.

11.	Provide documentary proof of the compliance with ECB Regulations in respect of unsecured loan of INR 3,00,000/- (Indian Rupees Three Lakh Only) from Ramakrishna V. Modali, if applicable.

12.
Provide GEAC approval for large scale production of import, export, transport, manufacture, process, use or sale of hazardous genetically engineered cells and organisms as per Rule 7(1) of the Rules for the Manufacture, Use, Import, Export and Storage of Hazardous micro-organisms genetically engineered o\rganisms or cells 1989, under Environment Protection Act 1986, if applicable.

13.	Evidence of the execution of work orders for the Annual Rate Contracts (ARCs) furnished.

14.
Release of total 24,945 (Twenty Four Thousand Nine Hundred Forty Five) equity shares of the Company, pledged by APIDC Venture Capital Pvt. Ltd. in favour of Technology Development Board (TDB) Trust, as security for the investment made by TDB in the Company.

15.
The Company is required to obtain clearance from the customs or excise authority for the disposal/sale of R&D equipments for the continuance of the Certificate of Registration pursuant to which the Company is granted certain customs/central excise duty exemptions.

SCHEDULE 8
INDEMNITY EVENTS
Each of the following constitutes an Indemnity Event:

a)
any inaccuracy in or any misrepresentation or breach of any of the Warranties and/ or any breach or failure by any of the Promoters and the Selling Shareholders to fulfil or perform any of their obligations, undertakings, representations, covenants or agreements contained in this Agreement or any document or other papers delivered by CGI in connection with or pursuant to this Agreement. The Promoters and the Selling Shareholders further agree that any misrepresentation to the employees, officers, directors, agents and managers of CGI shall be deemed misrepresentation to CGI and shall constitute an Indemnity Event; or

b)
any liability arising out of non-compliance of any Applicable Law, rules or regulations by the Company prior to the Transfer Completion Date including any liabilities (including contingent liabilities) of the Company relating to the period prior to the Transfer Completion Date;

c)
any liability arising out of or relating to the Business or operations or activities of the Company prior to the Transfer Completion Date including any failure to make requisite filings with authorities and/ or failure to obtain requisite approvals; or

d)
any liability and obligations, including without limitation, penalties and interest, relating to the reporting, payment or withholding of Taxes, capital gains Tax and/or labour and social contributions by the Company, breach of Intellectual Property rights, etc., prior to the Transfer Completion Date or as a result of the transaction contemplated under this Agreement;

e)	any liability arising out of the usage of the trademarks and other intellectual property currently in use by the Company;

f)	any liability arising out of using the Registered Office of the Company.

g)	any liability arising as a result of any indebtedness obligation which has not been disclosed to CGI;

h)
any liability or claim arising out of any legal proceeding initiated against the Company and/or CGI for any breach by any of the Promoters and the Selling Shareholders and/or the Company of any Applicable Laws prior to the Transfer Completion;

i)	any liability arising as a result of non-payment, deficit payment or lower deduction of any Tax under the Applicable Law.

j)
any responsibility or liability, whatsoever, to any Person in respect of the the Bioserve India (ESOP) Trust and its operations or activities, relating to the period prior to the Transfer Completion and any liability which may arise after the Transfer Completion but relates to any act, omission or period prior to the Transfer Completion, including failure to comply with any Applicable Laws and/or to make requisite filings with authorities and/ or failure to obtain requisite approvals, in respect of the Bioserve India (ESOP) Trust before the Transfer Completion Date.

k)
any and all Losses, asserted against, resulting to, imposed upon, or incurred by any of the Indemnified Parties, directly or indirectly, by reason of, or resulting from, or in any way relating to, or may be payable by virtue of claims or liability, which arise as a result of acquisition of the Sale Shares by CGI and/or CG Inc. from the erstwhile owners.

l)
Without limiting the generality of the foregoing provisions, and to the extent permitted by law, each of the Promoters and the Selling Shareholders shall jointly and severally, indemnify and hold harmless the Indemnified Parties against any depletion in or reduction in value of the Company’s assets or increase in the Company’s liabilities arising out of, or resulting from, any claim made in respect of any and all transactions effected prior to the Transfer Completion and each of the Promoters and the Selling Shareholders shall jointly and severally be responsible to reimburse the Indemnified Parties for any expenses reasonably incurred by them in connection with investigating such depletion in or reduction in value of the Company’s assets or increase in the Company’s liabilities.

SCHEDULE 9
DISCLOSURE SCHEDULE

[NONE]

SCHEDULE 10
PAYMENT OF INVESTOR CONSIDERATION TO THE INVESTOR SHAREHOLDERS

1.	Investor Consideration.

a.
In consideration for the sale of their portion of the Sale Shares to CGI, the Investor Shareholders shall be paid a cash amount (“Investor Consideration”) as determined in accordance with paragraph 2 below.

b.	For the purposes of this Schedule, “Share Number” shall be equal to 84,278.

c.	For the avoidance of doubt, each Investor Shareholder shall be entitled to such portion of the Investor Consideration proportionate to their Sale Shares.

2.	Determination & Payment of the Investor Consideration.

a.
In the event that CG Inc. does an underwritten public offering of its common stock prior to the completion of thirty (30) months, with gross proceeds of an amount exceeding USD 1,200,000 (“Offering”), CGI shall pay the Investor Shareholders an aggregate amount, being the Investor Consideration, equal to the price of the common stock in the Offering multiplied by the Share Number, calculated as follows:

Investor Consideration	=	Share Number	X	Price to the public of each share of common stock in the Offering

This Investor Consideration shall be paid as follows:

i.	75% shall be paid on the later of, ten (10) days after the closing of the public offering (“Offering Closing Date”), or six (6) months of the Transfer Completion Date;

ii.	12.5% shall be paid on the later of, ten (10) days after the Offering Closing Date, or twelve (12) months of the Transfer Completion Date;

iii.	12.5% shall be paid on the later of, ten (10) days after the Offering Closing Date, or eighteen (18) months of the Transfer Completion Date;

OR,

b.
In the event the Offering, as mentioned in paragraph 2(a) above does not occur prior to the completion of thirty (30) months from the Transfer Completion Date (“Maturity Date”), CGI shall pay the Investor Shareholders an amount, being the Investor Consideration, equal to the product of the Share Number and the Volume Weighted Average Price (VWAP) of CG Inc.’s common stock, listed on NASDAQ, for the twenty (20) days prior to the Maturity Date (subject to appropriate adjustments for any stock splits, stock combinations, recapitalizations and/or other similar events, which may occur between the Transfer Completion Date and the Maturity Date). In this case,

Investor Consideration	=	Share Number	x	Volume Weighted Average Price (VWAP) of CG Inc.’s common stock listed on NASDAQ for the twenty (20) days prior to the Maturity Date

3.
Pre-payment of Investor Consideration. Subject to paragraph 2, at any time prior to the Offering Closing Date or the Maturity Date, CGI shall have the option, in its sole discretion, to pre-pay the Investor Consideration, in whole or in part, as per the following formula:

Investor Consideration (in case of any pre-payment)	=	Share Number	x
Volume Weighted Average Price (VWAP) of CG Inc.’s common stock listed on NASDAQ for the twenty (20) days – (a) prior to the Effective Date, or (b) prior to the date of such pre-payment; whichever is greater.

For the avoidance of doubt, in the event CGI makes a part payment of the Investor Consideration as per this paragraph, the remaining Investor Consideration, due and payable to the Investor Shareholders, shall be equal to the difference of the Investor Consideration (as computed on the date of the final payment, or the Offering Closing Date, or the Maturity Date, as the case may be), less, the actual amount of Investor Consideration pre-paid.

4.
Set-Off. The payment or part-payment, as the case may be, of the Investor Consideration by CGI to the Investor Shareholders, as mentioned in paragraph 2, shall be subject to any claims for indemnification under the Transaction Documents, and shall be liable to be set-off by CGI while making the said consideration payments. The set-off shall be made in terms of number of shares by deducting the same from the Share Number, which is subsequently used for computing the value of the Investor Consideration. The set-off shall be calculated as follows:

Set-off =
Amount of the indemnification claim (in USD, as on the date of assertion of the claim)
_________________________________________________________

Volume Weighted Average Price (VWAP) of CG Inc.’s common stock listed on NASDAQ for the twenty (20) days prior to the Effective Date of this Agreement

Where,
Volume Weighted Average Price (VWAP) of CG Inc.’s common stock listed on NASDAQ for the twenty (20) days prior to the Effective Date	=	$14.24

5.	Guaranty by CG Inc. To ensure payment of the Investor Consideration to the Investor Shareholders as determined in accordance with paragraph 2 above, CG Inc. shall provide a guarantee upon such terms and conditions as set forth in the Guaranty entered into between CG Inc. and Investor Shareholders on the Transfer Completion Date.